ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of April 3,1998, among South Seas Properties Company Limited Partnership, an Ohio limited partnership ("SSPC"), South Seas Resorts Company Limited Partnership, a Florida limited partnership ("SSRC") Safety Harbor Management Company, Ltd., a limited partnership ("SHMC"), and South Seas Estero Island, Ltd., a Florida limited Partnership ("SSEI"; SSPC, SSRC, SHMC and SSEI are referred to herein individually as a "Seller" and collectively as "Sellers") and CapStar Hotel Company, a Delaware corporation ("CapStar" or "Purchaser").



RECITALS:

A.	SSPC owns, among other things, the hotel, resort
and other properties listed below (individually, an "SSPC
Owned Property" and, collectively, the "SSPC Owned
Properties"):

1.	Sundial Beach & Tennis Resort, Sanibel Island, Florida
("Sundial");

2.    Sanibel Inn, Sanibel Island, Florida ("Sanibel Inn");

3.	Seaside Inn, Sanibel Island, Florida ("Seaside");

4.	Plantation View Shopping Center, Captiva Island,
Florida ("Plantation View"); and

5.	Certain vacant land located on Captiva Island, Florida
("Shirley's Parcel").

B.	SHMC holds a leasehold interest in the property
commonly known as the Safety Harbor Resort & Spa, Safety Harbor, Florida ("Safety Harbor") , pursuant to the terms of the Safety Harbor Ground Lease, and owns in fee simple certain vacant land adjacent to Safety Harbor (the "SHMC Land");

C.SSRC currently manages the Best Western Pink Shell
Beach Resort, Estero Island, Florida ("Pink Shell"), pursuant to the terms of the Pink Shell Management Agreement; provided, however, that: (i) the owner of the Pink Shell has entered into a chase agreement (the "Pink Shell Purchase Agreement") pursuant to which the Pink Shell will be sold to Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Prospective Purchaser"), (ii) SSEI has entered into a purchase agreement pursuant to which, upon the consummation of the transactions contemplated by the Pink Shell Purchase Agreement, SSEI will purchase and the Prospective Purchaser will sell substantially all of the furniture, fixtures and equipment located at the Pink Shell (the "Pink Shell FF&E Purchase Agreement") for a purchase price equal to.$2,000,000,(the "Pink Shell FF&E Consideration"), and
(iii) SSPC has entered into a lease (the "Pink Shell Lease") with the Prospective Purchaser pursuant to which SSPc will lease the Pink Shell from the Prospective -vurchaser for a period of ten (10) years commencing upon consummation of th transact n contemplated by the Pink Shell Purchase AgreemenL- -;



D.	Sellers are engaged, directly or indirectly,
in the following related businesses: (i) owning, operating and managing the SSPC owned Properties and the SHMC Land (which are referred to herein individually as a "Property", and collectively as the Properties"), (ii) managing the Pink Shell under the Pink Shell Management Agreement, (iii) operating and managing the Safety Harbor under the S C Ground Lease; (iv) operating the Vacation Planning Center pursuant to the Vacation Planning Center Lease; and (v) managing the short-term rental and leasing of individual condominium units and private residences at Sundial and Sanibel Inn, (all of the foregoing are hereafter collectively referred to as the "Business");



E.	Each Seller desires to sell to CapStar all of
the right, title and interest in and to substantially all of the assets, properties and rights (contractual or otherwise) and business of such Seller with respect to the Business, on the terms and conditions set forth herein;



F.	Concurrently with the execution of this
Agreement, SSPC, SSRC, South Seas Resort Limited Partnership, an Ohio limited partnership ("SS PI'), Marco SSP, Ltd., a Florida limited partnership ("Marco"), and South Seas & Captiva Properties, L.P., a Florida limited partnership (IISS&CPII), Capstar Hotel Company and CapStar Management Company, L.P. have entered into a separate Contribution Agreement (the "Other Agreement") providing for the contribution of certain assets of SSPC, SSRC, SS@TP, Marco and SS&CP to CapStar Management Company, L.P.; and



G.	CapStar Hotel Company and American General
Hospitality Corporation ("AGT") have signed definitive agreement pursuant to which, among other things, CapStar will merge with and into AGT (the "Merger").



NOW, THE FO , in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller and CapStar agrees as follows:



ARTICLE I
DGFINITIOXS; DESCRIPTION OF P CHASED ASSETS;
EXCLUDED-PROPERTY



Section 1.1 Definitions. Capitalized words not

otherwise defined in this Agreement have the meanings set forth in @.hi]2it A.

Section 1.2 Description of Assets. Upon the terms and I subject to the conditions set forth in this Agreement, at the Closing, each Seller shall convey, sell, transfer, assign and deliver to CapStar and Capstar shall purchase and take all right title and interest of each Seller in and to the Purchased Assets' but e@ressly excluding the Excluded Assets-



Section 1.3 -Excluded Assets. There shall be excluded from the assets, properties, rights (contractual and otherwise) and business to be sold transferred, assigned and delivered to CapStar pursuant to Section 1.2 the assets, Properties, rights (contractual and otherwise) and business set forth on schedule (the "Excluded Assets").



Section 1.4 No -Assiq=e t of Certain         tv.

ert
Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Purchased Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution in the value of such Purchased Asset; provided, however, that in each such case, Sellers shall use commercially reasonable efforts to obtain the consent of such other party to an assignment thereof to CapStar.



ARTICLE II
ASSUMPTION OF CERTATN LIABILITIES, - LIABILITIES NOT ASSUMED



Section 2.1 Assumption of Certain Liabilities.
CapStar shall assume and be responsible for the timely satisfaction or performance, as the case may be, of the following: (i) all Liabilities with respect to the Properties and the Purchased Assets (including, without limitation, the Contracts and the Leases) arising or acc ing on or after the Closing Date; provided, however, that in no event will CapStar be responsible for the payment of the Pink Shell FF&E Consideration; and7(ii) any Liabilities described herein to the extent CapStar has received a credit against the Purchase Price therefor (collectively, the "Assumed Liabilities").


Section 2.2 Liabilities Not Assumed. Except for the Assumed Liabilities, CapStar shall not by execution and performance of this Agreement assume or otherwise responsible for any Liabilities of Sellers or with respect to the Purchased Assets (the "Excluded Liabilities").

ARTICLE III
PURCHASE PRICE; PAYMENT OF PURCT-IASE PRICE



,Section 3.1 Purchase Price. In consideration for the Purchased Assets, CapStar shall pay to Sellers, in the manner set forth in Section 3.2 below, Forty-Four Million Five Hundred Thousand Dollars ($44,500,000), plus or minus the adjustments and prorations called for in Article XII and elsewhere in this Agreement (the "Purchase Price',)-



Section 3.2 Pavment of Purchase Price. On the terms and subject to the conditions of this Agreement, o the Closing Date, CapStar shall assume the Assumed Liabilities and pay to SSPC, by wire transfer of immediately available funds to an account designated by SSPC, the Purchase Price.



Section 3.3 Allocation. Sellers and CapStar hereby agree that the Purchase Price shall be allocated for purposes, of this Agreement and for federal, state and local tax purposes in the manner agreed to between Sellers and CapStar prior to the Closing. Sellers and CapStar shall file all federal, state, local and foreign tax returns, including Internal Revenue po $594 in accordance with any such allocation agreed to by the parties, as the same may be adjusted by Article XI!. The provisions of this Section 3.3,shall survive the Closing.



ARTICLE !V
DUE DILIGENCE PERIOD



Section 4.1 Due-Diligence Period.

(a)	CapStar shall have until 5:00 p.m., Eastern
Standard Time, on April 13, 1998 (the "Due Diligence Period"), to determine whether in its sole and absolute discretion it will proceed with this transaction. If CapStar fails to notify SSPC in writing prior to the expiration of the Due Diligence Period that CapStar has elected not to proceed with this transaction, CapStar shall be deemed to have irrevocably elected - d to proceed with this transaction.



(b)	Subject to the remaining provisions of this
Section 4.1, during the Due Diligence Period, Sellers shall give CapStar access to the Purchased Assets (in the case of the Pink She-11 and Safety Harbor, to the extent Sellers are not otherwise restricted from providing such access by the fee owners of such properties). Sellers shall furnish to CapStar as promptly as, reasonably practicable during the Due Diligence Period all materials, documents and information concerning the Purchased assets as CapStar may reasonably request, to the extent the s ,exist and are in the possession or control of Sellers. CapStar agrees that no Seller shall have to undertake any tests, studies or investigations in discharging its obligations under this Section 4.1(b).

(c)	CapStar shall have the right, at its cost and
expense, to perform or cause to be performed, any structural, engineering and environmental tests, studies and investigate 9 deetned necessary by CapStar; provided, however, that such tests, studies and investigations undertaken by CapStar or its employees, agents or representatives (collectively, the 'CapStar Representatives") shall be conducted only: (i) upon not less t n.. forty-eight (48) hours, prior notice to SSPC;
(ii) during n al I business hours of SSPC; and (iii) with SSPC's prior written approval (which approval shall not be unreasonably withheld) All of CapStar's activities under this
Section 4.1 shall be coordinated through Richard E. Krichbaum or his designee. CapStar shall conduct its activities under this Section 4.1 in a manner so as not to unreasonably interfere or otherwise unreasonably disrupt the Business, operation of the Properties, operation of Safety Harbor or the Employees or guests of Sellers. Notwithstanding any other provision of this Section 4.1 to the contrary, CapStar shall not perform any drilling, boring or similar invasive testing without Richard E. Krichbaum's prior written consent. CapStar shall not, without the prior written consent of Richard E. Krichbaum, (i) disclose the nature or purpose of its activities to anyone other than CapStar Representatives and Robert M. Taylor, Richard E. Krichbaum, Timothy R. Bogott or Judy Emens, or (ii) dis pt Sellers, Employees or ests. CapStar agrees to indemnify and hold harmless Sellers, their respective employees and partners from and against any and all losses, damages, claims, costs and expenses (including legal fees and expenses) to the extent caused by CapStar or the CapStar Representatives arising from any inspection activities undertaken under this Section 4.1. CapStar, at its own cost and expense, shall restore any damage to the Property caused by any of the tests, studies or investigations made by CapStar or the CapStar Representatives. Any information obtained @y CapStar or the CapStar Representatives under this Section 4.1 shall be subject to the confidentiality provisions of Section 8.3(a) of this Agreement. The indemnification obligations and other obligations of CapStar in this Section 4.1 shall survive te ination of this Agre and the Closing.-



(d)	Sellers and CapStar have caused the Title Company
to furnish to CapStar the title insurance commitments listed on
Schedule 4,.	1 @d) Issued by the Title Company covering each parcel
of Real Property, binding the Title Company to issue ALTA Form B1970 Owners Policies of Title Insurance, in favor of CapStar,
together with copies of all documents identified in such	title
insurance commitments as exceptions to title (the "Title
	ommitments")- Sellers have delivered or made available	to
CapStar copies of the existing land surveys listed o	du e
4,.l(d) with respect to each parcel of Real Property (the

"Existing Surveys").  CapStar shall have until 5:oo p.m., Eastern
Standard Time, on April 13, 1998, to notify SSPC and the Title
Company of any restrictions, reservations, limitations,



5

easements, conditions, defects or encumbrances (together herein called "Title Defects") disclosed in the Title Commitments which are objectionable to CapStar. If CapStar so notifies SSPC of a Title Defects, SSPC shall have until :00 p.m., Eastern Standard Time, on April 14, 1998 (the "Reply Period") in which to cure or rermve or commit to cure or remove such Title Defects. Upon expiration of the Reply Period, the Title Company shall notify SSPC and CapStar as to whether or not it is then in a position to insure over the Title Defects or issue its policies of title insurance (collectively, the "Title Policies") wit out showing as exceptions the Title Defects. ILc the Title Company shall notify the parties that it will issue the Title Policies, this transaction shall be consummated in accordance with the terms and provisions of this Agreement. If the Title Company shall notify the parties that it will not issue the Title Policies with the Title Defects removed or insured over, this Agreement shall, at Ca - Star's option, thereupon be terminated, void and of no further force and effect, the Escrow Agent shall thereupon return to CapStar the documents Previously deposited by it, and the parties shall be fully released and discharged from any liability or obligation hereunder. The items set forth in the Title Commitments to which CapStar does not object or to which CapStar has objected prior to expiration of the Due Diligence Period but which the Title Company has agreed in writing to remove or insure over are hereafter referred to as "Permitted Title Exceptions." Permitted Title Exceptions shall also include y purchase money security interests granted in connection with the purchase of any of the personal property that is the subject of the Equipment Leases being assumed by CapStar hereunder. Notwithstanding anything to the contra contained in this Agreement, with the exception of the Permitted Title Exceptions and any items for which CapStar has received a credit against the rchape Price under Section 12.1 hereof, Sellers shall cause all monetary liens or encumbrances affecting the Properties and disclosed in the Title Commitments (or incurred after the effective time of the Title Commitments) to be removed on or prior to Closing.



TICLE V
SELLERS' REP SENTATIONS

WARRANTIES



To induce CapStar to enter into this Agreement and to consummate the transaction contemplated hereby, each Seller hereby makes the following representations and warranties with respect to itself d the Purchased Assets in which such Seller has an ownership interest (directly or indirectly), upon which each Seller acknowledges and agrees that CapStar is entitled to rely:



Section S. I 0-rcr nation and P,

 . Each
Seller is duly formed or organized (as the case may be), validly existing and in good standing or full force and effect in the jurisdiction of its formation or organization, and is qualified to do business in all jurisdictions in which such qualification.

is neces                        L
I I

Sary (except where such failure to qualify would not result in a Material Adverse Effect), and has all requisite corporate or partnership (as the case may be) power and authority I to own, lease and operate its property and to carry on its business as now being conducted.



Section 5.2 Authority and Bindincr ob       n.
Each

tion
Seller has full co orate or partnership (as the case may e) power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by such Seller pursuant to this Agreement and to perform all obligations arising under this Agreement and under such other documents. The execution, deliver and performance of this Agreement by each Seller has been duly and validly authorized by all necessary corporate or partnership (as the case may be) action on the part of such Seller, and this Agreement has een duly executed and delivered by such Seller. This Agreement and such other cuments, when executed and delivered, will each constitute the legal, valid and binding obligations of each Seller, enforce le against each Seller in accordance with their respective terms.



Section 5.3 Consents and A;>-Prov Is;
With respect to each Seller: (i) there is no legal 'Impediment to such Seller's consummation of the transaction contemplated by this Agreement; and (ii) zo filing with, and no permit, authorization, co sent or approval of, any Governmental Authority is necessary for the consummation by such Seller of the transaction contemplated by this Agreement. Neither the execution and deli e of this Agreement by such Seller, nor the consummation by such Seller of the transaction contemplated hereby, nor compliance by such Seller with y of the provisions hereof will: (i) result in a violation of any provision of such Seller's organizational or governing documents in which such Seller owns an inL--erest; (ii) violate any Applicable Law to such Seller is subject; or (iii) result in a violation or brea of, or constitute a default under, any Material Contract.



Section S.4 Title to Purchased Assets.

a)	Schedule 1.2(a sets forth a t e, correct and
complete legal description of each Darcel of the Land and the correct and complete address of each Property. SSPC (with respect to Sanibel Inn, Seaside, Sundial, Plantation View and Shirley's Parcel), and S C (with respect to the SHMC Land), owns fee simple title to such Real Prooerty, which in each.case sh 11 ,be free and clear of all mortgages, pledges, liens, security interests, encu rances and restrictions of any nature whatsoever as of the Closing Date, subject only to the Permitted Title Exceptions. C has good title to the SHMC Ground Lease SSPC has good title to the Pink Shell Management Agreement, the Pink Shell Lease.



7

(b)	Each Seller has good title to the Personal
Property used by it in connection with its business, which in each case shall be free and clear of all mortgages, pledges, liens, security i terests, encu rances and restrictions of any nature whatsoever as of the Closing Date, su j6ct only to the Permitted Title Exceptions.



Section 5.5 sence of Changes. Since December,31,
1997, there has not been any material adverse change in the business, assets, properties, liabilities, revenues or financial condition of any Seller or the Properties, except for changes -due to the seasonal nature of the Business.



Section 5.6 Financial Stat ents and Re



2f Un4isclosed Liabilities.



(a)	Schedule 5.6 sets forth: (i) the audited and
unaudited consolidated financial statements of SSPC, (ii) the unconsolidated unaudited financial statements of SSPC and SHMC, and (iii) certain other financial reports that have been furnished previously to CapStar by Sellers (the "Financial Statements"). The Financial Statements are true and correct i all material respects, have been prepared from and are in accordance with the books and records of each Seller in substantial conformity with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all terial respects the financial condition of each Seller as of the dates stated and the results of operations f'or'the periods then ended (subject, in the case of unaudited interim consolidated financial statements, to no al year-end adjustments). SSPC has filed all required fo s, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Securities Exchange Act of 1934, as a ended, and t e rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable re irements of the Securities Exchange Act of 1934, as amended, and such les and regulations (hereinafter collectively referred to as the IISSPC R Po ts"). None of the SSPC ReDorts, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated-therein or necessa in order to make the state t rein, in light of the circumstances under which they were ade, not misleading. The fin cial statements of SSPC incl in the,SSPC Reports complied as to fo in all material re cts ith applicable accounting requirements and the published regulations of the Securities and Exchange Commission appli on a consistent basis (except as otherwise noted in such financial statements) and present fairly in all material re cts the financial position, results of operations, cash flows and changes in financial position of SSPC and its consolidated subsidiaries as of the dates stated or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments. CapStar acknowledges that under the terms of the SHMC Ground Lease the annual lease payment is $1,200,000 and that a portion of the lease payment will be credited against the option to purchase contained in the SIN,C Ground Lease if the option is exercised. Because SHMC expects to exercise the option, SSPC has capitalized a portion of the annual lease payment and SSPC's Financial Statements reflect lease xdense of approximately $135,000 for the calendar year 997.



(b) To Sellers,   owledge, no Seller has any
Liabilities which are required to be disclosed on a balance sheet under GAAP, other than (i) the Liabilities sho in@the
Financial Statements, (ii) Liabilities disclosed in any of the Schedules attached hereto or to the Other Agreement, and
(ii) Liabilities

which have arisen since December 31, 1997 in the ordina course of business (none of which relate to any breach of contract, tort, or violation of Applicable Law).



Section 5.7 COMIPliance it @licabl.e Law. Except as disclosed in Schedule 5.7, to Sellers' Knowledge, no Selle is in violation of any Applicable Law.



Section 5.8 Liticiation. Except as disclosed in S h dule 5.8, there -is no action, suit or proceeding pending or, to Sellers' owledge, threatened against any Seller, the Pro,oerties or Saf ety Harbor in any court or before any Governmental Authority which: (i) seeks to enjoin or prohibit, or otherwise estions the validity or,, enforceability of this Agreement or any action taken or to be taken by Sellers in connection with this Agreement, or (ii) if adversely determined would have a Material Adverse Effect.



Section	5.9 Insurance. Schedule 5.9 sets
forth a
true, correct and	complete list and description of each
insurance
policy maintained	by any Seller with respect to the
Properties
-and Safety Harbor (the "Insurance Policies"). To Sellers' Knowledge, all of the Insurance Policies are valid and in full force and effect.



Section 5.10 Labor and @ lo ent Matters.  To
Sellers, Knowledge, each Seller has complied in all respects with all Applicable Laws relating to employment matters. There are no collective bargaining or other labor agreements to which any Seller is bound with respect to employees of any Seller.



I Section 5.11 'Taxes. All Taxes imposed upon any Seller
th respect to the Business or the Purchased   sets which
are
payable by the applicable Seller have be n paid in full and are current- No Seller has received any written notice that such Taxes are overdue or have not een paid. To Sellers, owledge, each Seller has duly filed all federal, state and local tax ret rns and tax renorts required to be filed by it under Applicable Law, all such retu s and rer,>orts are true and, correct in all material respects and all Taxes and other charges arising under such returns and reports have been fully paid or will be timely paid.



Section 5.12 ' Environmental Matters. Schedule
5.12 sets forth a true, correct and complete list of all environmental assessments, reports and studies with respect to the Land prepared within the last three (3) years by or on behalf of, or otherwise in the possession or control of, any Seller, and Sellers have delivered or made available to CapStar a copy of each such assessment, report and study. Except as disclosed in Schedule 5.12, there are no pending Environmental Claims, and to Sellers, Knowledge, no Environmental Claims are threatened with respect to the Land.



Section 5.13 ' ERISA. (a) The only "employee pension benefit plans", as defined in Section 3 of ERISA, maintained by Sellers are those disclosed in Schedule S.13 (the "Pension Plans"), and the only "employee welfare benefit plans", as defined in Section 3 of ERISA, maintained by any Seller are those disclosed in Schedule 5.13 (the "Welfare Plans"; the Pension Plans and the Welfare Pl-ans are hereafter collectively referred to as the "Plans") .



(b)	Except as disclosed in Schedule 5.13, a
favorable determination letter has been issued by the Internal Revenue Service with respect to the tax-qualified status under Section 401(a) of the Code for each Pension Plan. Since the date of the most recent determination letter, each Pension Plan has been timely amended to comply with all Applicable Laws with respect to such Pension Plan, and a request for a new determination letter has been filed with L-he Internal Revenue Service within the time required to Dreserve the rights of the sponsor of such Pension Plan to adopt such amendments to such Pension Plan as may be required by L-he Internal Revenue Service in order to secure a favorable determination let@Ler with respect to such Pension Plan's continued tax-qualified status.



(c)	No Seller has incurred any material liability
to the Internal Revenue Service, the U.S. Department of
Labor, the Pension Benefit Guaranty Corporation or any participant or former participant with --esoect to the Plans, other than routine claims for benefits.



(d)	Except as disclosed in Schedule 5.13: (i) the
Plans have been maintained, operated and administered in all material respects in accordance with their respective terms and the provisions of ERISA and the Code, and (ii) there are no accumulated 'Lunding deficiencies (as defined in Section 302 of ERISA and 412 of the Code) with respect to any Plan.



Section 5.14 Permits. Except as disclosed in Schedule
5.14, to Sellers' Knowledge, each Seller holds all Pe=its



1 0

required in conducting its business and operating its properties, each of which to Sellers' Knowledge is valid and in full force and ef'Lect and no provision or condition o.C

i-	which has
been breached or violated.



Section S. 15 Leases. Schedule 1. 2 (i) and
Schedule
1.	2 (i) set forth a true, correct and complete list of
the Tenant Leases and Seller Leases, respectively, and Selle@s have delivered or made available to CapStar a true, correct and complete copy of the Tenant Leases and Seller Leases, and true, correct and complete samvle forms of the Condominium Lease Agreements. No Seller has received any written notice of any default under any of the Leases, and to Sellers' Knowledge, no evenl-- has occurred or circumstance exists which, with notice or the passage of time, would result in a default thereunder. Schedule 5.15 sets forth a true, correct and complete list of the Condominium Lease Agreements as of March 31, 1998, including the units covered by such Condominium Lease Agreements, the dates such Condominium Lease Agreements were entered into and the names of the other parties thereto.



Section 5.16 Contracts. Schedule 5.16 sets forth a
true, correct and complete list of all Equipment Leases (indicating therein which Equipment Leases constitute Capital Leases) and all Material Contracts in effect as of the date hereof, and Sellers have delivered or made available to CapStar a true, correct and complete copy of the Equipment Leases, Material Contracts, Management Agreements and Memberships. No Seller has received any written notice of any default under any of the
racts, and	'llers, Knowledge, no event has occurred
or

Cont	to Se
circumstance	exists which, with notice or the passage of
time,
would result	in a default thereunder.  Schedule 5.16 sets
forth a
true, correct and complete list of all Contracts and Leases tharequire aggregate remaining payments in excess of Two Hundred L Thousand Dollars ($200,000) and that require by their express terms the consent of the other party thereto in connection with the assignment thereof to CapStar as contemplated by this Agreement. CapStar acknowledges that only the consents listed as deliveries under Section 9.2 shall constitute a condition to CapStar's obligations hereunder.



Sec-Li-on 5.17 Foreicrn Person. No Seller is a
Ili'-oreign person" J@-or -Durposes of the withholding provisions of Sections 1445 and 7701 of the Code.



Section 5.18 Finders and Investment Brokers.
Except for NationsEanc Montgomery Securities LLC, no broker, finder or 'Linancial adviser has acted directly or indirectly as such for Sellers in connection with the transaction contemplated by this Agreement, or is entitled to any fee or commission in connection with this Agreement or the transaction contemplated hereby-



11




Section 5.20 ' SHMC Ground Lease. SHMC has delivered or made available to Car)Star a true, correct and complete copy of the SHMC Ground Lease. No Seller has received any written notice of any default under the SHMC
Ground Lease, and to Sellers, Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default thereunder.



Section 5.21 Trademarks. Schedule 5.21 sets forth a true, correct and complete list of each registered trademark, tradename, symbol and logo used by Sellers in connection with-the ]Business (the "Proprietary Rights"). Sellers are the sole and exclusive owners of all right, title and interest in and to all Proprietary Rights. The Proprietary Rights do not infringe upon any trademark, tradename, symbol or logo of any third party and, to the best of Sellers, Knowledge, none of the Proprietary Rights are being infringed udon by any person, firm, corporation or other legal entity.



Section 5.22 Refurbishment Proaram at Sundial.
SSPC has the right, pursuant to the terms of Condominium Lease Agreements or the Refurbishment Program Promissory Notes Receivable, to offset against rent due and owing individual condominium owners under the Condominium Lease Agreements the amount of any payment to SSPC under any Refurbishment Program Note Receivable (as defined in Section 12.4(d)) that is not paid to SSPC when the same is due and payable.



CAPSTAR ACKNOWLEDGES AND AGREES TI-IAT, SUBJECT TO
THE PROVISIONS OF THIS AGREEMENT, CAPSTAR IS TAKING THE PURCIIASED ASSETS AND THE PROPERTIES ON AN AS-IS, WHERE-IS BASIS WITH ALL FAULTS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION,
MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO T-aE PURCHASED ASSETS AND THE PROPERTIES. CAPSTAR REPRESENTS THAT IT IS ENGAGED IN THE BUSINESS OF HOTEL AND RESORT PROPERTIES INVESTMENT, OWNERSHIP AND OPERATION AND AS OF THE CLOSING DATE, IT HAS BEEN GIVEN FULL AND COMPLETE ACCESS TO THE PURCHASED ASSETS AND THE PROPERTIES FOR ALL INSPECTIONS AND REVIEWS THAT IT H-kS DESIRED TO CONDUCT IN PERSON AND THROUGH THEIR RESPECTIVE AGENTS, EMPLOYEES OR REPRESENT-XTIVES, AND IT WILL BE FAMILIAR WITT.I THE PURCHASED ASSETS AND T---iE PROPERTIES AND WILL HAVE MADE SUCH INDEPENDENT INVESTIGATIONS AS IT DEEMS NECESSARY OR APPROPRIATE CONCERNING THE PURC.TMSED ASSETS AND THE PROPERTIES.



Each of the representations and warranties contained in this Article V and its various subparagraphs are intended for the benefit of CapStar and may be waived i-n whole or in idart by CapStar, but only by an instrumenl-- in writing signed by CapStar. All rights and remedies arising i-n connection with the untruth or inaccuracy of any such representations and warranties shall



12

survive the Closing of the transaction contemplated hereby for the period set forth in Section 11.1 hereof unless
CapStar has Knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty and CapStar nevertheless elects to close this transaction.



ARTICLE VI
CAPSTAR'S REPRESENTATIONS AND WARRANTIES



To induce Sellers to enter into this Agreement and to consummate the transaction contemplated hereby, CapStar hereby makes the J'-ollowing representations and warranties, upon which CapStar acknowledges and agrees that Sellers are entitled to rely:



Section 6.1 Organization and Power. CapStar is duly formed or organized (as the case may be), validly existing and in good standing or full force and effect in the jurisdiction of its formation or organization and is qualified to do business in all jurisdictions in which such qualification is necessary (except where such failure to qualify would not result in a Material Adverse Effect) and has all requisite corporate or partnership (as the case may be) power and authority to own, lease and operate its property and to carry on its business as now being conducted.



Section 6.2 Authoritv and Binding Obliqation.
CapStar has full corporate or partnership (as the case may be) power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by CapStar pursuant to this Agreement and to perform all obligations arising under this Agreement and under such other documents. The execution ' ' delivery and Derformance of this Agreement by CapStar has been duly and validly authorized by all necessary corporate or partnership (as the case may be) action on the part oLc CapStar and this Agreement has been duly executed and delivered by CapStar. This Agreement and such other documents, when executed and delivered, will each constitute the legal, valid and binding obligations of CapStar, enforceable against CapStar in accordance with their respective te=s.



Section 6.3 Consents and A-p-orovals; No
Conflicts. There is no legal impediment to consummation by CapStar of the transaction contemplated by th@-s Agreement, and (ii) no filing with, and no pe=it, authorization, consent or approval of, any Governmental Authority or other third idarty is necessary for the consummation by CapStar of the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement by CapStar, nor the consummation by CapStar of the transaction contemplated hereby, nor compliance by CapStar with any of the provisions hereof will: (i) result in a violation of any provision of the organizational or governing documents of Ca,pStar; (ii) violate any Applicable Law to which CapStar is



13

subject; or (iii) result in a violation or breach of or constiti-,te a default under any contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permil- or o-her

L
-

i,nstrumenL-- or obligation to which Ca-oStar is a party or by which any of CapStar's properties are boun@.



Section 6.4 Liticration. There is no claim, litigation, proceeding or investigation pending, or to CapStar's Knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity or enforceability of this Agreement or any action taken or to be taken by CapStar in connection with this Agreement.



Section 6.5 Finders and Investment Brokers. All negotiations relating to this Agreement and the transaction contemplated by this Agreement have been carried on without the involvement of any person or entity acting on behalf of CaiDStar in such a manner as to give rise to any valid claim against any Seller for any broker's fee, finder's fee or similar compensation.



Each of the representations and warranties contained in this Article VI and its various subparagraphs is intended for the benefit of Sellers and may be waived in whole or in part by Sellers, but only by an instrument in writing signed by Sellers. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for the period set forth in Section 11.1 hereof, unless Sellers have Knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Sellers nevertheless elect to close this transaction.



ARTICLE VII
CONDITIONS PRECEDENT



Section 7.1 Conditions Precedent to the
Obligations of Both CaDStar and-Sellers. The respective obligations o@L Capstar and Sellers hereunder are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:



(a)	Adverse Proceedinqs. No preliminary or
pe=anent injunction or other order, decree or ruling issued by a court of co=etent jurisdiction or by a Governmental Authority nor any statute, rule, --egulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would: (i) make the consummation of the transaction contemplated hereby illegal, or (ii) otherwise prevent consummation of the transaction contemplated hereby.



(b)	Consu=ation of Transaction Contem-Dlated by
the Other Agreement. The transaction contemplated by the Other Agreement shall have been consummated or shall be consummated



14

simultaneously with the consummation o'L the transaction contemplated hereby.



Section 7.2 Additional Conditions As to CapStar's
OblicTations. CapStar's obligations hereunder are also subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:



(a)	Sellers' Deliveries. Sellers shall have
delivered to or for the benefit of CapStar, on or before the Closing Date, all of the documents recruited of Sellers pursuant to Section 9.2.



 .(b) Representations and Warranties. All of the re7oresent,itions and warranties made in Article V of this Agreement shall be true and correct in all material respects when made (without taking into account any qualification as to Knowledge) and, unless such representation or warranty is made as of a specific date, at and as of the Closing Date as if made at and as of such time (without taking into account any qualification as to Knowledge), and Sellers shall have executed and delivered to CapStar a certificate to the foregoing effect.



(c)	Covenants and Obliaations. Sellers shall have
perfo=ed in all material respects all of their covenants and other obligations under this Agreement, and Sellers shall have executed and delivered to CapStar a certificate to the foregoing effect.



(d)	Title Policies. The Title Company shall he
ready, willing and able to issue the Title Policies insuring in CapStar fee simple title to each parcel of Real Property with gap coverage from Sellers through the date of recording, subjec-L only to the Permitted Title ExceDtions.



(e)	Liauor Licenses. (i) CapStar or its designee
shall have obtained valid liquor licenses for all Properties and Safety -@arbor either (A) through the transfer of existing licenses (if pe--missi-ble under Applicable Law) or
(E) through the Issuance of new licenses, or (ii) Sellers and CapStar or its designee shall have entered into an interim arrangement allowing CapStar or its designee to sell liquor at the Properties and Safety Harbor until licenses are obl@ained by CaDStar or its designee.



(f)	Material Adverse Chanue. From the date of
expiration of the Due Diligence Period, there shall not have occurred any materi-al adverse change in the condition of the Purchased Assets or the operation of the Properties, except for changes due to the seasonal nature of the Business and except for any matter that may arise after the expiration of the Due Diligence Period under Article X of this Agreement.



is

Each o'L the conditions set forth in this Section
7.2 is intended for the benefit o@L CapStar; provided, however, that if CaDStar consummates the transaction contemplated by this Agreement without the benefit of one or more of -Lhe foregoing conditions having been satisfied, CapStar shall be deemed to have waived any such condition or conditions.



Section 7.3 As to Sellers' Obligations.  Each
Seller's obligations hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:



(a)	CapStar's Deliveries. CapStar shall have
delivered to or for the hene-fit of Sellers, on or before the Closing Date, all of the documents required of CapStar pursuant to Section 9.3.



(b)	Representations and Warranties. All of
representations and warranties made in Article VI of this Agreement shall be true and correct in all mal--erial respects when made (without taking into account any qualification as to Knowledge) and, unless such representation or warranty is made as of a specific date, at and as of the Closing Date as if made at and as of such time (without taking into account any crualif ication as to Knowledge), and CapStar shall have executed and delivered to Sellers a certificate to the foregoing effect.



(c)	Covenants and OblicTations - CapStar shall
have performed in all material respects all of its covenants and other obligations under this Agreement, and CapStar shall have executed and delivered to Sellers a certificate to the foregoing effect.



(d)	Receipt of Purchase Price. Sellers shall have
received the Purchase P--ice, as adjusted pursuant to Article
XII, and all other sums required to be paid by CapStar hereunder.



Each of the conditions set forth i-n this Section
7.3 is intended for the benefit o@' Sellers; provided, however, that if Sellers consummate the transaction contemplated by this Agreement without the benefit of one or more of the foregoing conditions having been satisfied, Sellers shall be deemed to have waived any such condition or conditions.



ARTICLE VIII
COVENANTS



Section 8.1 Mutual Covenants.   CaoStar and Sellers
mutually covenant as follows:



(a)	Covenants Against Disclosure; Public
Anno=cements. CapStar and Sellers shall keep conf idential and not disclose to any person or entity the terms, conditions and provisions of thi-s Agreement; provided, however, that: (i) CapStar and Sellers s,hall make a joint public announcement



16

relating to the transaction contemplated hereby simultaneously with the announcement o@L the transaction contemplated by the other Agreement, (ii) each parl'-y may at any time after execu-Lic)n hereof disclose the terms, conditions and provisions of this Agreement as required under Applicable Law (including, wi--Lhout limitation, SEC Laws), and (iii) each party may at any t ime a@ter

L

execution hereof disclose the terms, conditions and - provisions of this Agreement to persons on a "need to know" basis, such as thei-r respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, lenders, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction.



(b)	Additional Agreements. Subject to the terms
and conditions provided in this Agreement, CapStar and each Seller agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained from third parties or under Applicable Law, to defend all lawsuits or other legal proceedings challenging this Agreemen-L or the consummation of the transaction contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transaction contemplated hereby, and to effect all necessary registrations and filings.



(c)	Assiq=ent and Ass=Dtion of Sanibel Ea=-Out
Aareement. At the Time of Closing, SSPC shall assign and deliver to CapSta-- and CapStar shall assume and -Lake from SSPC the EarnOut Agreement, dated as of January 1, 1995 (as amended by Amendment No. I to the Earn-Out Agreement dated October 11, 1996), between Sanibel Resort Hotel Limited Partnership and SSPC (the "Earn-Out Agreement'')- SSPC agrees to fund an escrow account, with a mutually agreeable escrow agent pursuant to the terms of an escrow agreement satisfacto--y in form and substance to CapStar and SSPC, in the amounl-- of $700,000 (the "Sanibel Escrow Amount"). The Sanibel Escrow shall be used to fund the Earn-Out Amount (as defined in -L-he Earn-Out Agreement) if and when due and Dayable. SSPC agrees to pay the difference between the Earn-Out Amount that is due and uayable and the Sanibel Escrow Amount. To the extent the Sanibel Escrow Amount is greater than the Earn-Out Amount, the excess shall be refunded to SSPC within three (3) days after the payment of the Earn-Out Amount to Sanibel Resort Hotel Limited Partnership.



Section 8.2 Covenants of Sellers. Sellers hereby covenant with CapStar as follows:



17

(a) Continuance of Business; Maintenance of



rrom the date hereof unl--il the Closing Date, Sellers shall Operate the Business and main-Lain and OiDerate each Property in the Ordinary Course of Business. Without limiting the generality of the foregoing: (i) no Seller will sell, exchange, assign, -Lransfer, convey, lease or otherwise dispose of all or any part of the Purchased Assets or any interesl-- therein except for Fixtures and Tangible Personal Property, Consumables and Supply inventories which are sold or consumed in the Ordinary Course of Business; (ii) each Seller will keep all Contracts, Leases and Permits to which it is a party in full force and effect, will pay all charges when due under such agreements (unless being contested in good fai-th) and will perform all of its obligations under such agreements in the Ordinary Course of Business; (iii) no Seller will enter into any material contracts, licenses, easements or other agreements relating to the Purchased Assets which will obligate CapStar or be a charge or lien against the Purchased Assets, except those that will be discharged on or before the Closing Date, those entered into in the Ordinary Course of Business which are necessary to continue the operations of the Properties and Safety Harbor in the ordinary Course of Business or -Lhose which are terminable without penalty on sixty (60) days' notice; (iv) each Seller will cause its respective Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement, which undertaking includes, but is not limited to, maintaining Fixtures and Tangible Personal Property, Consumables and Suvply Inventories in those quantities and at those levels present as of the date of this Agreement (subject to normal adjustments to take into account the seasonal nature of the Business) and entering into bookings in the Ordinary Course of Business; (v) SSPC will Dromptly notify CapStar o'L any matter arising Drior to the Closing which could reasonably be expected to have a Material Adverse Effect (including, without limitation, the commencement o'L any litigation or Droceeding or any notice of a violation of AiDplicable Laws issued @y any governmental or quasi-governmental authority;
(vi) SSPC will promptly notify CapStar of any actual or Droposed change in the assessed value of the ProDerties or any portion of the Properties (including any tentative or preliminary assessment) and of the institution or proposed institution of any pr I oceeding (whether formal, informal, judicial or administrative) relal-ing to any such change or proposed change; and (vi-i) no Seller will take any action with respecl- to the contesting or resolution of the taxable assessed value of the Land and Imorovements without the pr@or written consent of CaDStar, whic@ consent shall not be unreasonably withheld.



(b)	Licruor Licenses.  Sellers shall use all
reasonable efforts -Lo cause to be -Lransferred to CapStar or its designee, all liquor licenses and alcoholic beverages licenses currently i-n use i-n connection with the Business and operation of the Properties and Safe-Ly Harbor. To that end, Sellers and CapStar



18

shall cooperate each wi-th the other, and each shall execute such transfer forms, license apvli-caL--i-ons and other documents as may be necessary to effect such trans@Ler. If permitted under Applicable Law, the narties shall execute and file all necessary applications and papers wik--h the a-oproldriate liquor and alcoholic beverage authorities prior to the Closing, to the end that the issuance of new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all aD'Dlications and other documents required by the liquor authorities in order to effect the issuance of new, licenses at the earliest da-Le possible consistent with Applicable Law in order that all liquor licenses may be issued to Ca-oStar or its designee at the earliest possible time. If under Applicable Law the new licenses cannot be issued until after the Closing of the transaction contemplated hereby, then Sellers covenant and agree that they will use reasonable efforts to enable CapStar to keet) the bars and lounges and liquor facilities at the Im-orovements open between the Closing Date and the time when the new liquor licenses actually become effective, by exercising management and supervision of such facilities under the existing licenses under a management agreement to be executed between Sellers and CaoStar (or its designee) in a form reasonably agreed to between Sellers and cavstar, until such time as new liquor licenses can be issued (but in no event longer than six (6) months from the Clos@-ng Date); provided, however, that CapS,--ar shall indemnify and hold Sellers harmless from any liabilities, damages, claims, dosts or expenses (including reasonable attorneys, fees) encountered in connection with such operations during said period of time and CapStar shall maintain commercial general liability insurance (including dram shop liability) i,-l the amount of Ten Mi-llion Dollars ($10,000,000) in favor of Sellers. The provisions ci@ this Section 8.2(b) shall survive the Closing.



(c) Employee Matters '. The employment of the Employees shall be terminated by SSRC and S.@C at the Time of Closing.



(d)	Capital improvement Projects. In connection
with any Projec-L- CaiDital Expenditure undertaken by any Seller after the date of execution of this Agreement, each Seller agrees as .Lollows: to submit plans and specifications therefor to CapStar for its review and approval (which aDDroval shall not he unreasonably withheld or delayed); (ii) to complete such projects in accordance with the plans and specifications therefor; (iii) to complete such projects in a good and workmanlike manner, in timely fashion and usi-ng good materials; and (iv) to complete such projects in accordance with all A-oDlicable Laws. At the Time of Closing, Sellers shall deliver to CapStar a report detailing each Project Capital ExDenditure undertaken by Sellers, the work comnleted i-n connection with each Project Capital Expenditure, the amount spent (or committed to be spen-) in connection with each Project CaDital Expenditure and the work, if



19

any, needed to be comvieted in connection with each Project
Canital Expendi-ture.



Section 8.3 Covenants of CaT)Star.   CaDStar hereby
covenants with Sellers as 'Lollows:



(a)	Confidential Info=ation. Neither CapStar nor
any of its agents or representatives shall use for their own bene'Lit (exce,ot in connection with this transaction and as required by SEC Laws) and shall hold in stric-L confidence and not disclose any data and information relating to the
financial statements,-
conditions and	operations of Sellers that is confidential
in
nature and not	generally known to the public (the
"Confidential
Inf o=a-Li-on"). 	If the transaction contemplated by this
Agreement
is not consummated for any reason, CapStar shall return to Sellers within five (5) business days of the termination of this Agreement for any reason all data, information and any other written material obtained by CapS-Lar or its agents and representatives from Sellers in connection with this transaction and any copies, summaries or extracts thereof, and except as noted herein, shall refrain from disclosing any of the Confidential Information -Lo any third party or using any of the Confidential Info=ati-on 'Lor its own benefit or that of any other person or entity. This Section 8.3(a) shall survive termination of this Agreement.



(b)	7-mployee Matters.  On the Closing Date,
CapStar
shall:	(i) offer Initial employment to all Management
Level Em@loyees; provided, that CapStar may at any time prior to June 1, 1998, designate in writing to SSPC up to ten (10) Management Level EmDloyees that CapStar shall not be required to offer employment; and (ii) offer initial employment to such other EmDloyees as CaDStar so desires; provided, however, that CaDStar shall o'Lfer e=@-oyment to a sufficient number of such otherEmvloyees to prevent Sellers from incurring liability under the Worker AdjusL-ment and Retraining Notification Act, 29 U.S.C. 2101 et sea (the "WARN Act"), and CapStar shall indemnify and hold @ar;l-ess Sellers @Lrom and against any claims, penalties, damages, losses, liabilities and expenses incurred by Sellers under the WARN Act. The Management Level Employees and the other Employees who accept such offers of employment by CaDStar are re'Lerred to herein as the "Transferred Emoloyees". Subject to the penultimate sentence of this Section 8.3(h), L-he parties acknowledge tha-L- all Transferred Employees shall be subject to such te=s and conditions of employmen-L- as CapSL--ar may set or establish, including, but not limited to, such matters as wages, hours and working conditions. The Transferred Employees shall receive credit -Lcrom Ca-oStar for years of service (time worked) with Sellers for all vurposes (including, without limitation, compensation, vacation, severance, options, bonuses and all pension or welfare plans of CaDSta--)- Notwithstanding any Drovision of this Section 8.3(b) to the contrary, CaDStar agrees that for the one year period commencing on the Closing Date all



2 0

Management Level Employees whose employment is te--mi-nated by CapStar without cause shall be paid one week of severance pay for each year ol-@ credited service such Em-oloyee has with Sellers and CapStar or any a@'filiate of CapStar. The provisions of this Section 8.3(h) shall survive the Closing.



(c)	Prolect Car>ital Exmenditures.  CapStar
acknowledges that it has received Sellers' proposed list of Project Capital Expenditures in connection with its due diligence e'Lforts. Promptly after execution of this Agreement (but in any event within 20 days after execution of this Agreement), CanStar shall evaluate all proposed Project Capital Expenditures of Sellers L--o determine a final scope and schedule for the Project CaDital Expenditures. If Sellers undertake any Project Capital Expenditures that have been approved by CapStar ("A-oproved ProjecL-- Capital Expenditures"), the Purchase Price shall be increased, as contemplated by Section 12.4 hereof, by the amount spent by Sellers on the Approved Project Capital Ex-oenditures. If CapStar does not aidvrove a Project Capital Ex-oen@iture, Sellers shall be under no obligation -Lo undertake such Projec-L Ca-oital Ex-oenditure. If CapStar fails to undertake its evaluation of the Project Capital ExiDenditures as required under this Section 8.3(c) and deliver to SSPC its determination of the final scope and schedule for the Project Capital Expenditures within the time period set forth i-h thi-s Section 8.3(h), CapStar shall be deemed to have approved all the Project Capital Expenditures submitted to CapStar.



ARTICLE IX
CLOSING



Section 9.1 Closincr. The Closi-ng shall occur simultaneously with the closing ol-@ the transaction contemplated .by this Other Agreement. As more particularly described below, at the Clos@-ng L--he parties will meet: (i) to execute all of the documents required to be delivered in connection with the transaction contemplated hereby (the "Closing Documents,,); (ii) initiate the wire transfer of the Purchase Price; and (iii) take all other action required by this Agreement to be taken in order to consummate the transaction contemplated by this Agreement (the "Closing"). The Closing shall take Dlace at the Corporate Offices, or at any other place to which SSPC and CapStar may mutually agree prior to the Closing Date. The Doint in time at which L-he Closing shall have been consummated is referred to herein as the "Ti-me of Closing.,,



Section 9.2 Sellers' Deliveries. At the Closing, each Seller (as indicated below) shall deliver to CapStar all of the following instruments, each of which shall have been duly executed and, where a-Dvlicable, acknowledged and/or sworn on behalf o4L such Seller and, except as otherwise noted, shall be dated as of the Closing Date:



2 1

(a)	The certificates required by Section 7.2(b)
and
(c) hereo-Lc.



(b)	Appror)riate resolutions of the shareholders
or board of directors (!or corporate Sellers), and the general partner (for partnership Sellers) authorizing this transaction, toge-Lher with all other necessary approvals and consents of Sellers and such documentary and other evidence as may be reasonably required by CapStar authorizing and evidencing the authorization o'L (i) the execution on behalf of Sellers of this Aareement and the authority of the person or persons who are executing the Closing Documents to be executed and delivered by Sellers prior to, at or otherwise in connection with the Closing, and (ii) the performance by Sellers of their obligations hereunder and under the Closing Documents.



(c)	All Deeds and Conveyance Documents necessary
to transfer title to the Purchased Assets to CapStar as contemplated by the terms of this Agreement and as reasonably requested by Ca,oStar.



(d)	A consent from the landlord under each of the
Seller Leases, in form and substance reasonably satisfactory to CapStar, if required by the terms of the Seller Leases.



(e) A Termination of Management Agreement in form and substance reasonably satisfactory to CapStar.



(f)	Such agreements, affidavits or other
documents as may be reasonably required by the Title Company to Issue the Title Policies.



(g) A FIRPT-K affidavit in the form set forth in the regulations under Section 1445 of the Code.



(h)	All current real estate and -Dersonal
property -Lax bills relating to the Properties and Safety
Harbor in Sellers, possession.



(i)	All originals (or copies if orig- inals are
not available) of the Books and Records, Customer and Marketing information, Pe=its, Property ReDorts, and all other documents and records relating to the Business or any Property in the possession or conl--rol of Sellers, which shall be deemed to be delivered upon delivery o'L possession of the ProDerL-ies, the Corporate Of@Lice and Safety F@arbor.



(j)	A payoff letter from each lessor under each
Capi-tal Lease indicating all amounts due and owing in order to fully discharge and payoff as of the Time of Closing such CaDital Lease.



22

(k)	Such other and further documents and
instruments as may he reasonably requested by CapStar or its counsel @-n order to better effectuate the purposes of this Agreement.



Secti-on 9.3 ' Ca-oStar's Deliveries. At the
Closing, CapStar shall deliver to Sellers the Purchase Price (by wire transfer of immediately available funds to an account designated by Sellers) and all other sums required to be paid by CapStar hereunder, and all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of CapStar, and, except as otherwise I noted, shall be dated as of the Closing Date:



(a) The certificates required by Section 7.3(]D) and



(c)

(b)	Appronriate resolutions of the Board of
Directors or other governing body of CapStar and such documentary and other evidence as may be reasonably required by Sellers authorizing and evidencing the authorization of
(i) the execution on behalf of CapStar of this Agreement and the authority of the person or persons who are executing the various documents to be executed and delivered by CapStar prior to, at or otherwise in connection with the Closing, and (ii) the performance by CapStar of its obligations hereunder and under such documents.



(c)	A counterpart of each of the agreements to be
delivered by Sellers under Section 9.2 which require execution by CapStar.



(d)	Such other and further documents and
instruments as may be reasonably requested by Sellers or their counsel in order to better e--Ffectuate the purposes o'L this Agreement.



Section 9.4 Possession. Sellers shall deliver
-Dossession of the Purchased Assets at the Closing.



ARTICLE X
CONDEMNATION; DAMAGE OR DESTRUCTION



Secti-on 10.1 Condemnation. In the event of any actual or threatened L--aking, pursuant to the power of eminent domain, of all or any porL--i-on of the Real Property, or any proposed sale in lieu thereof, SSPC shall give writtet-i notice thereof to CapStar pro=tly after SSPC receives nol-ice thereof. If all or more than twenty percent (2o-.), by value, of Sundi-al, Seaside Inn ' or Sanibel Inn, taken individually, is, or is to be, so condemned or sold, CapStar shall have the right to terminate this Agreement. If CapStar elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (acL--ual or threatened) shall be paid or assigned, as applicable, to CapStar at Closing. If CaDStar elects to terminate this Agreement by giving Sellers written notice L-- hereo'L



23

prior to the Closing, all rights and obligations o-L Sellers and CapStar hereunder (except those rights and obligations set forth herei-n which expressly survive a L--ermination of this Agreement) shall terminate immediately.



Section 10.2 Damage or Destruction.

(a)	If, after expiration of the Due Diligence
Period but prior to Closing, there shall occur any uninsured damage or destruction to the ProDerty in excess of twenty percent (20'-.) , by value, of Sundial, Seaside Inn or Sanibel Inn, taken individually, or that would require longer than three hundred sixty-five (365) days to repair, CapStar shall have the option, in its sole judgment and discretion,
(i) to terminate this Agreement, or (ii) to proceed with Closing without any adjustment in the Purchase Price, in which event, at Closing, Sellers shall transfer and assign to CapStar all of Sellers' right, title and interest in and to all proceeds from all insurance policies owned by Sellers with respect to the Purchased Assets for such damage or destruction, provided that any existing mortgagees having approval or similar rights relating to application of insurance proceeds have agreed that the insurance proceeds may he transferred and assigned to CapStar. If CapStar elects to proceed with Closing, and, as of the Closing Date, the existing mortga ees have no . t agreed that the insurance proceeds may be transferred and assigned to CaDStar, then, in such event, the insurance proceeds shall be trans'Lerred and assigned by Sellers to Ca-oStar as soon as practicable after Closing. If CapStar elects to terminate this Agreement, CapStar shall give written notice thereof to Sellers on or before the earlier to occur of (A) ten (10) days after CapStar shall have received written notice of such damage or destruction, or (B) the Closing Date. If CapStar does not give such notice within such time, CapStar shall he conclusively deemed to have elected to @roceed with Closing, and shall not have any further right to terminate this Agreement as a result of such damage or destruction. Upon any te=ination o'L this Agreement under this Section 10.2(a), all rights and obligations of Sellers and CapStar hereunder (except those rights and obligations set forth herein which expressly survive a te=ination of this Agreement) shall te=inate immediately.



(b)	If, prior to Closing, there shall occur any
damage or destructi-oi-i -Lo the ProDerty that would require less than twenty Dercent (20%), by value, of Sund@al, Seaside Inn ' or Sani-bel Inn, taken individually, and take not longer than three hundred sixty-five (365) days to repair, CapStar shall not have the option to L--erminate this Agreement, but Closing shall proceed pursuant to Section 10.2(a)(ii) unless Sellers, insurance company has in good fai-th denied coverage and SSPC is unwilling to pay for the cost (or estimated cost) to repair or restore the damaged ProperL@-y through a reduction in the Purchase Price. I'L Sellers' insurance company denies coverage and SSPC is unwilling to pay



24

for the cost (or estimated cost) to renair or restore the damaged Pro-oerty through a reduct@-on in L--he Purchase Price, CapStar may elect to te--Mi-nate th-Ls Agreemen-L by gi-ving Sellers written notice thereof prior l'o the Clos@-ng and all rights and obligations of Sellers and CapStar hereunder (excent those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. CapStar acknowledges that Sellers make no representation or warranty as to the amount of any insurance policy proceeds, if any, that will be available to CaDStar in the event ocL a Closing pursuant to
Section 10.2(a)(ii) or this Section 10.2(h). If Sellers' insurance company denies coverage and SSPC pays for the cost or estimated cost to repair or restore the damaged Property through a reduction in the Purchase Price, SSPC shall be entitled to collecl-- and receive any insurance proceeds ultimately dete=ined to be due and ow@-ng by Sellers, insurance company in respect of such c'Lamage.



Section 10.3 <Omitted pursuant to request for confidential treatment. The omitted material has been filed separately with the SEC.>























Section 10.4 Inabilitv to Deliver Pink Shell

Management AcTreement or Pink Shell Lease. If: (a) SSRC is unable to deliver at the Time of Closing the consent of the owner of the Pink Shell to the assignment of the Pink Shell Management Agreement, (ii) if the transaction contemplated by the Pink Shell Purchase Agreement is consummated Drior to consummation of thi's transaction and if SSEI is unable to deliver the consent o-P Boykin Hotel Properties, L.P. ("]Boykin") to an assignment of the Pink Shell Lease (which consent shall include Boykin's agreement to amend the non-economic provisions of the Pink Shell Lease to con.Lorm the Pink Shell Lease in all material respects to the form of Percentage Lease Agreement customarily entered into between Boykin and CaDStar's Affiliates), then CapStar shall be entitled to eliminate irom this Agreement the Pink Shell Management Agreement or the Pink Shell Lease, as the case may be, and the Purchase Price shall be reduced by $2,500,000, or
(iii) if the transactions contemplated by -Lhis Agreement are consummated prior to consummation of the transactions contemplated by the Pink Shell Purchase Agreement and if upon the consummation of the transactions contemplated by the Pink Shell Purchase Agreement SSEI is unable to deliver the consent of Boykin to an assignment of the Pink Shell Lease (which consent shall include Boykin's agreement to amend the non-economic provisions of the Pink Shell Lease to conform the Pink Shell Lease in all material respects to the form of Percentage Lease Agreement customarily entered into between Boykin and CapStar, s Af f iliates) , then CapStar shall be entitled to eliminate 'Lrom this Agreement the Pink Shell Management Agreement and shall be entitled to a payment from SSEI in the amount of $2,500,000.



Section 10.5 .Inability to Deliver any Other
Propert-y.  Subjec-L to the provisions of Section 10.1 and
Section 10.2 hereof, if: (i)-Sellers are unable to deliver to CapStar title to any ProDerty as required by the terms of this Agreement (other than the SHMC Ground Lease or the Pink Shell Management Agreement or Pink Shell Lease, which shall be governed by the provisions of Sections 10.3 and 10.4, respectively), or (ii) any of the representations and warranties of Sellers set forth in Article V hereof shall at the Time of Closing be untrue in any mal@-erial respect with resvect to a particular Proper-Ly, or (iii) Sellers are unable to deliver any ProDerty by reason oz- any condemnation, damage or destruction with respect to a particular Property that would allow CapStar to te=inate this Agreement under Sections 10.1 or 10.2, then CapStar shall be entitled to eliminate from this Agreement the Property or ProDerties so affected and the Purchase Price shall be adjusted by deducting the amount or amounts shown in Exhibit B for the Property or Properties to be eliminated. If the Purchase Price declines below $19,000,000 as



2 Do

a result of the elimination o'L Properties, Sellers may terminate L-his Agreement by wr@-tten notice to CapStar de!4-vered at any time after the elimination of the Property or Properties which resul-Ls in the Purchase Price declining below such amount.
Notwithstanding Section 8.3(b), if a Pro-.oerty is eliminated pursuant to this Section 10.3, CapStar's obligations under
Section 8.3(b) and Sellers' obligations under Section 8.2(c) shall cease and terminate with respect to the EmDloyees of Sellers relating to the Pro-oerty eliminated under this
Section 10.3.



ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
TERMINATION RIGHTS



Section 11.1 Survival of Rer>resentations and
Warranties. The represe ntations and warranties of Sellers and CapStar shall survive the Closing for a period of one (1) year commencing on the Closing Date (the "Indemnity ExpiraLion Date"). To the extent any Indemnitee i-s seeking indemni@Lication, the Indemnitee shall be entitled to indemnity only for those matters as to which the Indemnitee has given written notice thereof to the other party prior to the expiration of the one (1) year period commencing on the Closing Date.



Section 11.2 Indemnification by Ca-ostar. CaDStar hereby indemnities and holds Sellers, their partners, -L@eir respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each of -Lhe foregoing (individually, a "Seller IndemT-iitee", and collectively, the "Seller Indemnitees") harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) (individually, an "Indemni-i'-ication Loss", and collectively, the "Indemnification Losses") that may at any time be incurred by any Seller Indemnitee, whether before or after Closing, as a result of: (i) any inaccuracy or breach by CaDStar of any of its reldresentations, warranties, covenants or obligations set forth herein, (ii) the non-payment or nonperformance of any Assumed Liabilities, and
(iii) the conduct of the Business after the Closing Date.



Section 11.3 Inde=ification by Sellers. Sellers hereby jointly and severally indemnify and hold Ca-oStar, its partners, their respective Af@Liliates and the o@Lficers, directors, employees, agenl-s, advisers and representatives of each sucn person (individually, a "Purchaser IndemniL-- ee", and collectively, the "Purchaser Indemnitees") ha=less from and against any and all claims, costs, Denalties, damages, losses, liabilities and e)menses (including reasonable attorneys' fees) (individually, an !'Indemnification Loss", and collectively, the "Indemn4-fication Losses") that may at any time be incurred by any Purchaser Indemnitee, whether before or after Closing, as a



27

result of: (i) any inaccuracy or breach by Sellers of any of the representations, warranties, covenants or obligations set forth herei-n (except for any breach or inaccuracy of any renresentat@on or warranty as to which CaoStar had Knowledge prior to the Closing and nevertheless elected to consummate the Closing), and (ii) Sellers, failure to timely discharge or satisfy any Excluded Liabilities. Sellers' obligations under this Section 11.3 with respect to indemnity under clause (i) hereof shall terminate on the one year anniversary of the Closing Date and on the second year anniversary of the Closing Date with respect to indemnity under clause (ii) hereof.



Section 11.4 Limitations on Inde=ification.

(a)	Notwithstanding anything in Section 11.3
hereof to the contrary, to the extent indemnification is
sought by any Purchaser Indemnitee under clause (i) of
Section 11.3 hereof or under clause (i) of Section 11.3 of
the Other Agreement, Sellers shall be recruited (-o provide
indemnification only to the extent the aggregal-- Z@ amount
of all Indemnification Losses under clause
(i)	of Section 11.3 of this Agreement and clause (i) of
Section
11.3	of the Other Agreement exceed Seven Hundred Fif-Ly
Thousand
Dollars ($750,000) and not for any amounts up thereto (the
"Indemnity Deductible"). Indemnification under clause (ii) of
Section 11.3 hereof shall not be subject to the Indemnity
Deductible.



(b)	Notwithstanding anything in Section 11.3
hereof to the contrary, the maximum amount payable for indemnification under clause (i) of Section 11.3 hereof and under clause (i) of Section 11.3 of the Other Agreement shall not in the aggregate exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and the maximum amount payable by Sellers for all claims for indemnification under Section 11-3 hereof and under Section 11.3 of the Other Agreement shall -iot in the aggregate exceed Ten Millio'n Dollars ($10,000,000).



(c)	The amount of any Indemnification Loss for
which indemnification is provided under this Article XI shall be net of any tax bene@@its or insurance proceeds actually realized by the indemnified party as a result thereof.



Section 11-5 Indenmification Procedure. In the
case of any claim asserted by a third party against a party entitled to inde@-ii@Licati-on under this AgreemenL- (the "Indemni--Fied Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such indemnified Party has actual knowledge of any claim as L--o which indemnification may be sought, and the Indemnifi-ed Party shall Dermit the Indemnifying Party (at the expense of the Indemnii-ying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, that
(i)	the counsel for the Indemnifying ParL-y who shall
conduct the



2 8

defense of the claim or litigation shall be reasonably satisfactory to the Indemni@Lied Party, (ii) -L-he indemnified Party may participate in the defense at the indem-Tii@Lied Party's expense, a.-Lad (@-ii) the failure by any Indemnified Patty to give notice as provided herein shall not relieve the indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such omission resull--s in a failure of actual notice to the indemnifying Party and such Indemnifying ParL--y is materially damaged as a result of such failure to give notice.



Section 11.6 ' Exclusive Remedy. Subject to
Section 11.7 below, the indemnification provisions of this
Article Xi shall be the sole and exclusive remedy of the Seller-Indemnitees and the Purchaser indemnitees with respect to any claim for moneta--y relief based upon or arising out of this Agreement.



Section 11.7 Te=ination by Ca-PStar. If Sellers default in any material respect in the performance of any o@ their obligations hereunder and if Sellers fail to cure that L default within ten (10) business days after notice thereo' from CapStar (or such other time period as may be explicitly provided for herein), CapSL-ar, shall have the right to exercise any and all legal and equitable remedi-es which CapStar may have against Sellers, including, without limitation, the right to require that Sellers specifically pe.rform their respective obligations under this Agreement.



Section 11.8 Te=ination by Sellers. If CapStar defaults in any material respect in the perfo=ance of any of their obligations hereunder and if CapStar fails to cure that defaull-- within ten (10) business days after nol--ice thereof from Sellers (or such other time period as may be explicitly provided for herein), Sellers may ei-ther: (i) te=inate this Agreement in which all rights and obligations of Sellers and CapStar hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall te=inate immediately, or
(ii) proceed to Closing.



Section 11.9 ' Te=ination by Either Sellers or a-
DStar.If the Closing shall not- have occurred before November 1, 1998, any party hereto may elect to te=inate this Agreement, in which event all rights and obligations of Sellers and CapStar hereunde-(excevt those rights and obligations set forth herein which exvressly survive a te-- mination of this Agreement) shall L-e=inate immediately. In connection with any such termination, each party shall pay its own costs and expenses incurred in connection wil--h -Lhe transaction contemplated hereby.



29

ARTICLE XII
PRORA-TIONS; TRANSACTION COSTS AND ADJUSTMENTS



SecL--ion 12.1 Prorations. The follow@-ng matters and items pe--tainina to th-- Business and each Property shall be apportioned between Sellers, on the one hand, and CapStar, on the other hand or, where applicable, credited in total to Sellers or CapStar, as of midniaht on L-he day preceding the Closing Date (the "Cutoff Time"). Ne'L credits in favor of CapStar shall he deducted from the Purchase Price and net credits in favor of Sellers shall be added to the Purchase Price. Unless otherwise indicated below, CapStar shall receive a credit for any of the following items to the extenl-- the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cuto'L--F Time), and Sellers shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any peri-od of time after the Cutoff Time:



(a)	All Taxes (other than federal, state, local
and foreign income, capital stock, windfall profits and franchise taxes) shall be prorated as of the CuL--off Time between CapStar and Sellers. Sellers shall be charged with such Taxes accrued or payable as of the Cutoff Time, which shall be credited to CapStar as a reduction of L--he Purchase Price. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-closing, as contemplated in Section 12.3.



(b)	Any amounts -oredaid, accrued or Dayable
under the IndenL--ure shall be prorate@ as of the Cutoff Time between CapStar and Sellers. All amounl--s accrued or payable under the Indenture with reference to periods vrior to the Closing Date shall be credited to CapStar as a reduction of 1-he Purchase Price. All amounts paid under the Indenture with reference to periods after the Closing Date shall be added to the Purchase Price.



(c)	Any amounts prepaid, accrued or due and
payable under the Contracts (including any deposits payable thereunder, .but excluding any Contracts for utilities which proration is addressed separately in Section 12.1(i)) shall he prorated as o'L the Cutoff Time between CapStar and Sellers. All amounts accrued or payable under the Co-ritracts with re--@erence to periods prior to L--he Clos@-ng DaL--e shall be credited to CapSL--ar as a reduction of the Purchase Price. All amounts Daid under the Contracts with reference to ueriods after the Closing Date shall he added to the Purchase Price- Notwithstanding the foregoing, Sellers shall pay off at or prior to Closing all Equipment Leases which are treated as capital leases (as oidposed to o-oeraL-i-ng leases) under GAAP, including, without limitations the Equipment Leases with respect to the computer, televhone and reservations systems and equipment used at the Vacation Planning Cent-er.



3 0

(d)	Any amounts prepaid, accrued or due and
Dayable under the Leases (including any deposits payable thereunder) shall be vrorated as of the Cuto'Lf Time between CapStar and Sellers. All amounts accrued or Dayable under the Leases with reference to Deri-ods prior to the Closing Date shall be credited to CapStar as a reduction of the Purchase Price. All amounts vaid under the Leases with reference to periods after the Closing bate shall be added to the Purchase Price.



(e)	Any ComiDensation for the following specific
items:
direct salaries an@ wages; (ii) incentive compensation;
(iii) employer's contributions under the Federal Insurance Contribution Act, unemployment compensation and other employment taxes; (iv) accrued vacation -may with respect to the Transferred Employees (A) which are due and Dayable at Clos@ng, or (E) with respect to which the right to receive such Compensation first arises or accrues prior to Closing (without regard to when such Compensati-on i-s paid or becomes due and payable) shall he prorated as of the Cutoff Time between CaDStar and Sellers. All Compensation with reference to periods pr@lor to the Closing Date shall be credited to CaQStar as a reduction of the Purchase Price.



(f)	All fees and charges paid for transferable
Permits the current --Deriod for which Permit includes the Closing Date shall be prorated as of the Cutoff Time between CapStar and Sellers. All amounts accrued or payable under such Permits with reference to -Deriods Drior to the Closing Date shall be credited to CapStar as a reduc@ion of the Purchase Price. All amounts paid under such Permits with reference to periods after the Closing Date shall be added to the Purchase Price.



(g)	The Purchase Pri-ce shall be reduced by the
amount o-f all accounts for current guests at the Prooerties, the Pink Shell and Sa'LeL--y Harbor including items charged to such accounts by guesl-s reflected on the ledger of each Property, the Pink Shell and Safety Harbor as of the Cutoff Time in an amount equal to fifty percent (50'-.) of all of such room charges for such night, plus all other guest ledger charges for such night.



(h)	Ca-oSL--ar shall receive a credit as a
reduction in the Purchase Price for all iDreDaid deposits for Reservatiors scheduled for accommodations or events on or afte-- the Closing Date.



(i)	All utility services, including, without
limitation, telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, water, sewer and ligh-Ling, shall be prorated as o@L the Cutoff Time between CaDStar and Sellers. Where possible, cutoff readings will be secured 'Lor all utilities as of the Cuto'Lf Time.
To the extent they are no-L available, the cost of such utilities shall be apportioned between the varl--ies by estimating such cost on the basis of the



3 1

latest actual (not estimated) bill for such service. All such amounts whi-ch are payable or estimated to have accrued for such utility services w@ith reference L-o periods Drior to L--he Closing Date shall be credited to CapStar as a reduction o'L the Purchase Price. All amounts idaid for such utility services with reference to ideriods after the Closing Date shall be added to the Purchase Price. Sellers shall receive a credit for all deposits, if any, made by Sellers as security under any such public service contracts if the same are trans'Lerable and provided such deposits remain on deposit for the benefit of CapStar.



(j)	Vending machine, laundry machine, pay
telephone and other coin-operated equipment monies will be removed by Sellers as of the Cuto'Lf Time for the benefit of Sellers (subject -Lo the payment by Sellers or- any amounts owed third parties in connection with such vending machines, laundry machines, pay telephones and other coin-oderated equipment).



(k)	The Purchase Price shall be increased in an
amount equal to the amount of all Accounts Receivable generated from the Business prior to the Cutoff Time which as of the Cut-Off Time have been unpaid for not more than ninety
(90) days (the "Transferred Accounts Receivable"), and CapStar shall be entitled to collect and retain all such Accounts Receivables as they are received. If CapStar i-s unable to collect the Trans@Lerred Accounts Receivable within ninety (90) days following the Closing Date, Sellers shall repurchase at the face value thereof those Trans'Lerred Accounts Receivable that CapStar is unable to collect. No adjustmenl-- shall be made for any Accounts Receivable generated from the Business prior to the Cut-Off Time which as of the Cut-Off Time shall have been unpaid for nine-Ly
(90) days or more, and Sellers shall be entitled to collect and retain all such Accounts Receivable. Sellers shall deliver to CapStar on the Closing Date a L--rue, correct and comidlete schedule listing all of the Transferred Accounts Receivable.



(1)	The Purchase Price shall be increased by the
amount paid by Sellers for the items of Consumables and Sunply Inventory shown on the Financial Statements as follows to @he extent such items have not been exdensed prior to the Cutoff Time: (i) unopened licruor and wine inventory; (ii) retail (gifts, groceries, etc); (iii@ marina - gas/oil.; (iv) general store; (v) gift shop; (vi) Warehouse Storage; (vii) tennis Dro shop; (viii) maintenance supplies; (ix) food service suldplies; (x) office and vending equipment; (x@-) computer equipment (which shall be limited to Sellers, on-hand supply o-.cL computer replacement parts and replacemenl-
- equipment); and (xii) items customarily included in the "miscellaneous" category. Notwithstanding this Section 12.1(1), CapStar shall have the right to advise SSPC no later than thirty (30) days -Drior to the Closing Date that CapStar elects not to vurchase certain beverage inventory (in which case no prora-Lion for such excluded inventory shall be made hereunder)- If CaDStar so notilcies SSPC, the beverage inventory



32

that CaDStar elects not to purchase shall not be trans-erred
@o

-                                               L
L-
CapStar.



(m)	The Purchase Price shall be decreased by the
outs-Landing accounts payable and accrued expenses of Sellers as of the Cutoff Time to the extent that such accounts
Dayable and accrued expenses have not otherwise been deduc-
Led from the Purchase Price pursuant to this Section 12.1.



(n)	All prepaid expenses (including, without
limitation, proiderty, casualty, workers, compensation or health insurance premiums) which are required for operation of the Properties, the Pink Shell and Safety Harbor and which have not otherwise been prorated pursuant to this Article XII and which relate to a period of more than one year shall be prorated as of the Cutoff Time between CaDStar and Sellers.



Section 12.2 Settlement Statement and Closing Date



Calculation.



(a)	Sellers and CapStar, through their respective
accountants or representatives, together shall make such examinations and inventories of Sellers as may be necessary to make the adjustments and Drorations and allocations of Purchase Price among the Purchased Assets under this Article XII or under any other provisions of this Agreement. Sellers and CapStar jointly shall prepare no later than the Closing Date a settlement statemenl- (the "Se-Ltlement Statement") that is based upon (i) the last available month-end balance sheet and income statement of Sellers (such mon-Lh-end statements are generally prepared by Sellers within twenty days following the prior month-end), and (ii) the examinations and inventories described in the preceding sentence. The Settlement Statement shall contain Sellers, and Ca,DStar's best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement and shall segregate such items on a Property by Property basis to the extent avdlicable. The amounts set forth on the Settlement Statement shall be the basis u-Don which the prorations and adjustments provided for herein shall be made at the Closing. Subject to Sections 12.2(b) and (c), the Settlement Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Settlement Statement.



(b)	in the event that, at any time within nine
(9) months after the Closing Da-Le, ei-ther party discovers any items (other than the items se-L forth in Sections 12.1(i), (k) and (1)) which should have been included in -Lhe Settlement Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Settlement Statement.



(c) With respect to the items set forth in Sections
12.1(i), (k) and (1), within sixty days after the Closing
Date,



3 3

Sellers shall prepare a calculation of such items as of the Closing Date (the "Clos@-ng Date Calculation") and shall segregate such items therein on a Property by Property basis to the extent applicable. The Closing Date calculation shall also set forl--h any adjustments -Lo the prorations and adjustments set forth in the Settlement Statement. If CaDStar has any objections to the Closing Date Calculation, CapStar shall deliver a detailed statement describing its objections to Sellers within thirty (30) days after receiving the Closing Date Calculation. CapStar and Sellers shall use reasonable efforts to resolve any such objections themselves. If Sellers and CapSL--ar do not obtain a' final resolution within thi-rty (30) days a-LcL--er Sellers have received the statement of objections, Sellers and CapStar shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If CapStar and Sellers are unable to agree on the choice of an accounting farm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set
 .Lorth in writing and will be conclusive and binding upon CaDStar and Sellers. Upon resolution of all objections to the Closing Date CalculaL--ion, Sellers promptly shall revise the Closing Date Calculation to reflect such resolution of objections. CapStar or Sellers, as the case may be, shall promptly pay the other party the amount of any additional adjustment required under such revised Closing Date Calculation (or as required under the initial Closing Date Calculati-on if Ca-oS-Lar does not notify Sellers of any objections within the applicable thirty-day period). CapStar and Sellers shall split the costs and expenses of the accounting firm referenced above. Sellers shall make the work papers and back-up,materials used in DreDari-ng the Closing Date Calculation available to CaDStar and its accountants and other reoresentatives at reasonable times and upon reasonable notice at a-Lly time during (i) the preparation by Sellers of the Closing Date Calculation, (ii) the review by CaDStar of the Closi-ng Date Calculation, and
(iii) the resolution by CapStar and Sellers of any ob'ections thereto.

3



Section 12.3 Transaction Costs.

(a)	Sellers shall -may for the following costs
associated with this transaction: (i) the fees and expenses o-L 4-ts accountants and attorneys, and (ii) the costs and expenses o-any mortgage or other releases associated with the pay off and release o@' existing mortgages and other non-permitted encumbrances.



(b)	CapSL--ar shall pay for the following costs
associated with this transaction: (i) the fees and expenses of its investment bankers or advisers; (ii) the fees and expenses of its accountants and attorneys; (iii) appraisal @Lees and charges, (iv) the fees, charges and expenses incurred in connection with any third party repo@-ts obtained by CaDStar (including, without



34

limitation, environmental, structural engineering and marketing reports), (v) application and/or trans@Ler fees relating to any franchise affil@-ations CaDStar desires to obtain, and (vi) fees and expenses relating to the transfer of all liquor licenses for the Properties, the Pi-nk Shell and Sa'Let7 Harbor.

(c)	Sellers and CapStar shall split equally the
following costs associated with this transaction: (i) recording fees and charges, (ii-) the fees and expenses of any escrow agent, (iii) the costs of updates to the Existing Surveys or obtaining new surveys, (iv) transfer taxes, (v) documentary stamp taxes, (vi) sales and use taxes incurred by reason of the transfer of the Purchased Assets as con-LemiDlated by this Agreement, and (vii) costs and charges relating to all Title Commitments and Title Policies (includ@-ng, without limitat4-on, any costs and charges of Guardian Title of Lee County). All other costs and expenses not e@ressly addressed in this Section 12.3 shall be allocated between the parties i-n accordance with local custom for similar transactions.



(d)	If SSPC is able to provide CapStar wi-th
engineering, building condition, environmental or aDDraisal reports that are satisfactory to CapStar and for which CapStar can obtain reliance letters, then if CapStar elects to use such reports CapStar will nay to SSPC the fees CapStar no=ally would pay for such reports under its nal--ional contracts.
Notwithstanding the foregoing sentence, CapStar shall have no obligation to use and Day for reports that SSPC may be able to provide to CapStar.



Section 12.4 ' Further Increases to Purchase
Price. The Purchase Price shall be increased by the amounts of the following items and such items shall be transferred to CapStar at Closing and, i-f appropriate, shall be deemed to be included in the Purchased Assets.



(a)	all deposits for liquor licenses, utility
deposits and beverage deposits with respect to the li-quor licenses, utilities and beverage services at the Properties, the Pink Shell and Safety Harbor; and



(b)	L--he amount by which Sellers' Actual Base
Cavital Ex-oenditures as o--F L-he Closi-ng Dat-e exceed Sellers, Prorated Base Bu@geted Capital Ex-oenditures vlus the amount spent by any Seller in respect of any -Zpproved ProjecL@ CaDital Expenditure. The 1998 annual budgeted base canital e@enditures for the purposes of the calculation required by this Section 12.4(h) and as previously submitted to CaDStar i-s $1,566,000; and



(c)	the accruisiti-on costs and d;irect expenses
incurred by SSPC in com-iection-wi-th the purchase of the Plantation View and Shirley's Parcel (which as of the date hereo@L is estimated to be approximately $3,470,000) ; and



3 5

(d)	all notes receivable payable to any Seller by
any condominium owner or condominium association at Sundial in connection with the assisted owner refurbishment program or association assisted refurbishment program at Sundial (but excluding any notes receivable arising in connection with the refurbishment program undertaken wi'Lh the proceeds of the Unit Rehab Loan) (each, a "Refurbishment Program Note Receivable").



Section 12.5 Further Reduction to Purchase Price.
The Purchase Price shall be decreased by: (i) the amount by which Seller's Prorated Base BudgeL-ed Capital ExiDenditures exceed Seller's Actual Base Capital Expenditures as of the Closing Date, and (ii) all amounts due and owing in order to fully discharge and payoff as o@L the Time of Closing the Capital Leases as set forth in the payoff letters required to be delivered under Section 9.2(j) hereof.



ARTICLE XIII
MISCELLANEOUS PROVISIONS



Section 13.1 Com-pleteness, Modification. This
Agreement, the Exhibits and Schedules hereto and the documents required to be delivered hereby constitute the entire agreement between Sellers and CapStar with respect to the transaction contemidlated hereby and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by Sellers and CapStar. Each reference in thi-s Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.



Section 13.2 Assicr=ent. ExcepL- in connection with the Merger, neither any Seller nor CapStar shall assign its rights, dut-'Les or obligations hereunder withou-L the prior written consent of the others.



Secti-on 13.3 Successors and Assicrns; No Third rt Beneficiarv. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not inure to the benefit of, and shall not be enforceable by, any third DarL--y. If the Merger is consummated prior to consummation of this transaction, this Agreement shall be binding upon each successor entity to CaDStar.



Section 13.4 ' GovernincT Law. This Agreement and all documenL--s.referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.



Section 13.5 Co=te=arts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that L--he signatures on



3 6

behalf of the parties hereto aTDDear on each counterda--t hereof. All counte-@arL--s hereof shall collectively constitute a single agreement'.



Section 13.6 ' Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such te=, covenant or condition to other persons or circumstances shall not be af@Lected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest exl--ent pe=itted by law.



Section 13.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Ex-oress (or a comparable overnight delivery service) or sent by t@e United SL-ates mail, certified, postage p--epaid, return receiidt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually del@-vered to the intended recipient.



If to Sellers:	South Seas Properties Company
Limited Partnershir)
12800 University Drive, Suite 350
Fort Myers, Florida 33907
Attn:	Richard E. Krichbaum
Telecopy:	(941) 481-6667

W@-th a coi)y to:	Baker & Hostetler LLP 1900 East Ninth
Street, Suite 3200 Cleveland, Ohio
44114-3485
Attn:	Albert T. Adams, Esq.
Teleco,oy:	(216) 696-0740

If to CapStar:        CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
Attn:	John Plunket
Telecopy:	(202) 295-2230

With a cody to:       DeCamoo, Diamond & Ash
805 Third Avenue
New York, New York 10022
Attn:	William H. Diamond, Esa.
Telecopy: (212) 758-1728



or to such other address as the intended recipient may have specified in a nol--ice to L-he other party. Any party hereto may change its address or desi-gnate different or other persons or



3 7

entities to receive coidi-es by notifying the other party in a manner described in this Section 13.7.



Section 13.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:



(a)	Singular words shall connote the plural
number as well as the singular and vi-ce versa, and the masculine shall include the feminine and the neuter.



(b)	All re@@erences herein to particular
articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.



(c)	The headings contained herein are solely for
convenience of reference and shall not constitute a part of this Agreement nor shall they affecl-- its meaning, construction or effect.



(d)	Each Darty hereto and its counsel have
reviewed and revised (or requested revisions of) this Agreement and have participated in -Lhe preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to he resolved against a particular party shall no-L be applicable in the construction and interpretation o'L this Agreement or any exhibits hereto.



Section 13.9 Su-pplements to Schedules. Any party may at any time, or from time to time after the date hereof, but not later than five (5) days prior to the Closing Date, supplement or amend the Schedules required by this Agreemen-
L. No supplement or amendment L--o such Schedules shall have any effect for the Durpose of determining the satisfaction of the conditions to the obligation of the other parties under
Article VII hereof, but any matter disclosed in an amended or supplemental Schedule pursuant to this Section 13.9 shall not form the basis for any claim for indemnification pursuant to this Agreement if the transaction contemplated by this Agreement is consummated.



Sec-Lion 13.10 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in su-@-.cLicient cruantities, may present health risks to Dersons who are exmosed to i-L over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional info=ation regarding radon and radon testing may be obtained from your county public health unit.



IN WI =-SS WHEREOF, Sellers and CavStar have caused this Agreement to be executed i-n their names by their respective duly auk--horized representatives.



-3 8

Sellers:

SOUTH SEAS PROPERTIES COMPANY LIMITED
PARTNERSHIP, an Ohio limited partnership



By: T&T Resorts, L.C., a Florida



limited
partner



By:



Rober



ility company, general



Manager



lor, Chairma and



SOUTH SEAS RESORTS COMPAN-Y LIMITED PARTNERSHIP, a Florida limited partnership



By:	S.S. Resorr_
Florida
general



By:



Management, L.C., a
ted liability company,
r



Robert M. Tay ,@r, Chai=a and
Manager



SAFETY HARBOR MANAGEMENT COMPANY, LTD.,
a Florida limited partnership



By: S.S. Resort



agement, L.C., a



Florida li te



general pa



By:



3 9



Robert ".
Manager



liability company,



lor, Chai=an nd

SOUTH SEAS ESTERO IS@-ND, LTD., a
Flori-da limited zartnershid



By:	South Seas Estero Island, L.L.C.

By:	SouL--h Seas Properties Company
Limited Partnership



By: T&T Res



By:



CanStar:



Rob
Manager



L. C.



aylor, Chairm



 .By_       @., c@ 4.



Name:              @
Title:             @.,c, @re- ,lr4



4 0



and

LIST OF EXHIBITS AND SCHEDULES
TO
ASSET PURCHASE AGREEMENT


Schedules to Asset



Schedule	1.2(a)

Schedule	1.2(1)
Schedule	1.2(j)
Schedule	1.2(1)
Schedule	1.3
Schedule	4.1(d)
Schedule	5.3
Schedule	5.6
Schedule	5.7
Schedule	5.8
Schedule	5.9
Schedule	5.12
Schedule	5.13
Schedule	5.14
Schedule	5.15
Schedule	5.16
Schedule	5.21



Exhibits



Exhibit A
Exhibit B



to Asset



Purchase Agreement:



Legal Description of Land and Addresses of
Properties
Tenant Leases
Seller Leases
Management Agreements
Excluded Assets
Title Commitments and Surveys
Sellers' Conflicts
Financial Statements
ComDliance with ADplicable Laws
Litigati-on
Insurance
Environmental Matters
Pension and Welfare Plans
Permits
List of Condominium Lease Agreements
Equipment Leases and Material Contracts
Proprietary Rights



Purchase Aareement:



Definitions
Elimination Price Reductions



4 1

EXHIBIT A

The following terms when used @-n this Agreement shall have L-he indicated meanings:



"Accounts Receivable" has the meaning set forth in clause (s) of the definition of Purchased Assets.



"Actual Base Caoital Ex-oenditures" means the amount of base capital expenditures undertaken by Sellers for the period commencing January 1, 1998 and ending on -Lhe
Closing Date.



"Affiliate,, has the meaning set forth in Section 12b-2 of the Securities Exchange Act of 1934, as amended.



"AGTII has the meaning set forth in Recital G to this



Agreement.

"A-o,olicable Law" means all laws, statutes, rules, regulations, ordinances and codes of any Governmental Authority and any Board of Fire Unde--writers and similar agencies, and any judgment, injunction, order, decree or other judicial requirement affecting or in any way relating to the Business and the operation of the ProDerties, including, without limitation, Environmental Health and Safety Laws and SEC Laws.



"Assumed Liabilities" has the meaning set forth in
Section 2.1 of this Agreemen'L.



"Base 'Canital Pr6lects" means those normal, recurring

projects o'L a capital nature that are reflected in Sellers'
1998
budget.



"Books and Records" has t--he meaning set forth in
clause
(q)	of the d=-@Lin-Ltion of Purchased Assets.



"Business" has the meani-ng set forth in Recital D to this Agreement.



"CaDital Leases" means all Leases the obligations of which are required to be classified and accounted for under GAAP as capital lease obligations on a balance sheet.



"CanStar" has the meaning set forth in the first paragraph o@L this Agreement.



"CaDStar ReDresentatives" has the meani-ng set forth in
Section 4.1(c) of this Agreement.



"Closincr" has the meaning set forth in Section. 9.1 of this Agreement-



42

"Closina Date,, has the meaning set forth in Section 9.1 o'L th'Ls Agreement.



"Closina Da-Le Calculation" has the meaning set forth in
Section 12.2(c) of this Ag--eement.



"Closing Documents" has the meaning set forth in
Section 9.1 of this Agreement.



"Code" means the Internal Revenue Code of 1986, as



amended.

"ComDensation" means the direct salaries and wages paid to or accrued for the benefit o'L the Employees, including incentive compensation, together with all fringe benefits payable to, or accrued for the benefit of, any executive or other employee, including employer's contributions under the Federal Insurance Contribution Act, unemployment compensation, or other employment taxes, pension fund contributions, workers, compensation, group life and accident and health insurance premiums, profit sharing, retirement, disability, maternity leave, and other similar benefits, accrued vacatibn pay, accrued sick pay, and all other contributions to, and amounts paid or accrued under, Dension and other employee health and benefit plans, 'Drograms or policies, including, without limitation, as of any date, the right to receive any of the foregoing notwithstanding L-hat such right entitles such Employee to receive payment at a time a@Lter the date in quest-ion.



"Condominium Lease Aareements" has the meaning set forth in clause (f) of the definition of Purchased Assets.



"Confidential Ini@ormation" has the meaning set @Lorth in
Section 8.3(a) of this Agreement.



"Consumables" has the meaning set forth in clause (d)
OIL the definition of Purchased Assets.



"Contracts" means, collectively, the Operating
Agreements, Ecruir)ment Leases, Management Agreements and memberships.



"Co--Dorate Offices" means the offices of Sellers located at 12800 University Drive, Sui-Les 350 and 420, For-L
Myers, Flori-da.



"Customer and Marketincr Information" has the meaning set forth in clause (p) of the definition of Purchased
Assets.



"Cutoff Time" has the meaning set 'LorL--h in section 12.1



O@L this Agreemen-L-



43

"Deeds and Convevance Documents" mean the following documents necessary to convey and assign to CauStar all o-Lc Sellers' right, title and interest in and to t@e
Purchased Assets:



(a)	with respect to the transfer of the Real Property under
this Agreement, a special warranty deed in form and substance reasonably satisfactory to SSPC and CaDStar, subject only to the Pe=itted Title Exceptions;



(b)	with respect to the transfer of the Personal Property
@other than the Personal Property covered under clauses
(d),(e) and (f) of this definition) under this Agreement, a Bi-11 of Sale in form and substance reasonably satisfactory to SSPC and Ca7oStar;



(c)	with respect to the assignment of the Tenant Leases, the
Pink Shell Lease, the Safety Harbor Ground Lease, Seller
Leases and Condominium Lease Agreements under this
Agreement, an Assignment and Assumption of Leases in form and substance reasonably satisfactory to SSPC and CapStar;



(d)	with respect to the assignment of the Operating
Agreements, Equipment Leases, the Pink Shell Management
Agreement, Management Agreements, Mem.berships and
Pe=its under this Agreement, an Assignment and AssumDtion of Operating Agreements in fo= and substance reasonably satis-Lcactory to SSPC and CaDStar;



(e)	with respecl-- to the L--ransfer of any Intellectual
Property, Reservations and other intangible Personal
Property under this Agreement, an Assignment and Assumption Agreement in form and substance reasonably satisfactory to SSPC and CaDStar.



"Due Diliqence Period" has the meaning set forth in
Section 4.1 of this Agreement.



"EmD!ovees" means all emvloyees of SSRC, SSPC and SHMC employed exclusively in connection wi-Lh the Business.



"Environmental Claims" means any claim for reimbursement or remediation expense, contribution, personal inju--y, proverty damage or damage to natural resources made in writing by or on behal'L of any third party including, without limitation, any Governmental Authority, relating to or arising



Id A

out of the release of any F-azardous Substances or the violation of any Environmental, Health and Safety Laws.



"Environmental, Health and Safetv Laws" means any federal, state, or local statute, law, rule, regulation, ordinance and code of any Governmental Authority, and any judgment, injunction, order, decree or other judicial requirement which regulates or controls (i) Dollution, contamination, or the condition of groundwater, sur'Lace water, soil, sediment, air or the workplace or (ii) a spill, leak, emission, discharge, release or disposal into groundwater, surface water, soil, sediment, dir or the workplace, including without limitation the federal Comprehensive, Environmental Response, Compensation, and Liability Act ("CERCLAII) , 42 U.S.C. 9601 e-L- sea., as amended; the federal Resource Conservation and Recovery Act ("RCPAll), 42 U.S.C. 6901 et sea., as amended; the Hazardous Materials Transportation Act (11 HMT-Z.") , 49 U.S.
C. 1801 et sea., as amended; the Toxic Subs'Lances Control Ac-L ("TSCAII), is u.s.c. 2601 et sea., as amended; the Clean Air Act ("CA-k"), 42 U.S.C. 7401 et sea., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et sea., as amended; the Safe Drinking Water Act .(IISDWAIT), 42 U.S.C. 300f et sea., as amended; the Emergency Planning and Community Right to Know Act ("EPCPAll) , 42 U.S. C. 11001 et sea., as amended; the Federal, Insecticide, Fungicide and Rodenticide Act ("FIFR-z,") , 7 U.S.C. 136 et ' sea., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 651 et secr., as amended; the National Environmental Policy Act ("NEPAII) , 42 U.S. C. 4321 et secr. , as amended; any similar state or local statutes or ordinances, and the regulations promulgated thereunder.



"Ecrui,oment Leases" has the meaning set forth in
clause
(m)	of the definition o'L Purchased Assets.



"ERISAII means the Employee Retirement Income
Security Act of 1974, as amended, and the regulations, interpretations and exemptions promulgated thereunder.



"Excluded Assets" has the meaning set forth in
Section
1.3	of this Agreement.



"Excluded Liabilities" has the meaning set forth in
Section 2.2 of thi-s Agreement-.



"Existing Survevs" has the meaning set forth in Section
4.1(d) of this Agreement.



"Financi-al SL@atements" has the meaning set forth in
Section 5.6 of this Agreement.



"Fixtures and Tanaible Personal Pro-c>ertv" has the meaning set forth i-n clause (c) o'L the definition of Purchased Assets.



45

"GAAP" means generally accepted accounting principles, consis,--ently ai)-olied.



"Governmental Authoritv" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulato--y or administrative functions of or pertaining to government, i-n each case to the extent the same has jurisdiction over the person or property i-n question.



"Hazardous Substances" means any toxic substance,
 . hazardous substance, hazardous waste, hazardous material, soli-d waste, residual waste, infectious waste, contaminant, pollutant, or constituent L--hereof, whether solid, semisolid, liquid or gaseous, which are regulated, listed or controlled by Environmental, Health and Safety Laws.



"Imnrovements" has the meani-ng set forth in clause (b) of the definition of Purchased Assets.



"Indemnification Loss" or "Indemnification Losses" have the meaning set forth in Sections 11.2 and 11.3 of this Agreement.



"Indemnified Partv" has the meaning set forth in
Section 11.5 of this Agreement.



"Indemnifying Partv" has the meaning set forth in
Section 11.5 of this Agreement.



"Indemniteell means either a Seller Indemnitee or a Purchaser Indemnitee, as the case may be.



"Indemnitv Ex-oiration Date" has the meaning set forth
4n Section 11.1 of this Agreement.

L



"Insurance Policies" has the meaning set forth in
Section 5.9 of this Agreement.



"Intellectual ProoertV" has the meaning seL-- forth in clause (p) of the definition of Purchased Assets.



"KnowledcTell means, (i) with respect to any Seller, the current actual knowledge of Robert M. Taylor, Timothy R. Bogott, Richard E. Krichbaum or Judy Emens (a'Lter due @-nquiry of the general managers of the Properties) and shall not be construed to refer to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of any Seller, or any Affiliate of any Seller; and (ii) with respect to either Purchase--, the current actual knowledge of John Plunket, William Reynolds, Troy Furbay, Robin Kirk, John Emery and David McCasli-n, and shall not be construed to refer to the knowledge of any other trustee, partner, o@L'Li-cer, director, agent, employee or



46

represenL@-ati-ve of either Purchaser or any A'Lfiliate of either Purchaser, or any matter disclosed by Sellers to Purchasers in w'riting pursuant to Article V or Article VI hereof-



"Land" has the meaning set forth in clause (a) of the definition of Purchased Assets.



"Leases" means, collectively, the Condominium Lease
Agreements, Seller Leases and Tenant Leases.



"Liabilities" means any liability, obligation, loss 'in value, damage, cost or expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unli-quidated, due or to become due, including, without limitation, any liability with respect to taxes of any kind whatsoever that relate to any of the Purchased Assets or the Busi-ness.



"Management Agreements" has the meaning set forth in clause (k) o'L the definition of Purchased Assets.



"Manaaement Level EmDlovees'l means all salaried
Em-oloyees of SHMC having an annual salary of $25,000 or more.



"Marco" has the meaning se-L forth in Recital F of this



Agreement.

"Material Adverse Ef 1-@ect 11 means, with respect to Sellers, a material adverse e@Lfect on the business, assets, properties or liabilities of Sellers taken as a whole, and with respect tb Purchasers, a material adverse effec-L on the business, asseL--s, properties or liabilities of Purchasers taken as a whole.



"Ma'L--erial Contract" means any Operating
Agreements a-nd EquiT)ment Leases requiring aggregate remaining paymen-Ls in excess of Fifty Thousand Dollars
($50,000).



"Membershir)sll has the meaning set forth in clause (g) of the definition of Purchased Assets.



"Meraer" has the meaning set forth in Recital G of this



Agreement.

"ODerating Aareemen-s" has the meaning set forth in

L:5
clause (1) o'L the definition of Purchased Assets.



"Ordinary Course o@L Business" means with respect to the Business and each Property the ordinary course of business consistent with past custom and practices for the Business and such Pro@rty.



"Other Aareement" has the meaning set forth in Recital
F of this Agreement.



4 7

"Pension Plans" has the meani-ng set forth in Section
5.13(a) of this Agreement.



"Permits" has the meaning set forth in clause (n) of the de@Linition of Purchased Assets.



"Permitted Title Exceoti..o.n.s-" has the meaning set forth in Section 4.1(d) of this Agreement.



"Personal ProDert-VII means, collectively, all of the Purchased Assets other than the Real Property.



"Pink Shell" has the meaning set forth in Recital C to this Agreement.



"Pink Shell Lease" has the meaning set forth in Recital
C to this Agreem7ent.



"Pink ' Shell Manaaement Aareement" means that certain Management Agreement, dated January 1, 1995, between
Florida Income Fund III, Limited Partnership, an Iowa limited partnership, and SSRC.



"P.i-nk Shell FF&E Purchase Agreement" has the meaning set forl-h in Recital C to this Agreement.



"Pink Shell FF&E Consideration" has the meaning set forth in Re a@tal'C to this AgreemenL-.



"Pink Shell Purchase Agreement" has the meaning set forth i-n Recital C to this Agre6ment.



"Plans" has the meaning set forth in Section 5.13(a) of this Agreement.



"Pro@ect CaDital Exr)end@tures" means all non-recurring, extraordinary, special -Droject capital expenditures (other than any work undertaken with the proceeds of the Unit Rehab Loan) incurred by Sellers in excess of Sellers' Base Capital Projects.



"Pro-oertvll and "Prolperties" have the meaning set forth in Recital D to this Agreement.



"Pro-oerty Re-oorts" has the meaning set forth in
clause
(r)	of the definition of Purchased Assets.



"Pronrietarv Riahts" has the meaning set f. orth in
Section 5.21 of this Agreement.



"Prorated Base Budaeted Canital Ex-oenditures" means $130,500 multiplied by the number of full months from January 1, 1998 to, but noL-- including, the month of Closing.



4 8

"Prosnective Purchaser" has the mean ing set forth in ReciL--al C to this Agreement.



"Purchased Assets" means the following:

(a)	The land described on Schedule 1.2(a), along
with all appurtenant rights, easements, rights-of-way and privileges relating thereto and landscaping located thereon
(the "Land") ;



(b)	All buildings, structures and improvements on
or affixed to the Land, including fixtures constituting real properl-y under Applicable Law (-@he "Improvements"; the Land and the Improvements are referred to herei-n collectively as the "Real ProperL@-y'l);



(c)	All fixtures, furniture, furnishings,
fittings, equipment--, machinery, appliances, vehicles, computer hardware, art work and other articles of tangible personal property (together with all warranties and guaranties with respect thereto, to the exten-L transferable), which are used or usable or have been ordered for future use in connection with the operation of the Busi-ness and which are located at the SSPC Owned Properties, the Pink Shell or Safety Harbor or which are owned by SSRC (wherever located), other than the Consumables and SuDply Inventories (the "Fixtures and Tangible Personal Property");



(d)	All food and beverages (alcoholic and
nonalcoholic) that are held for sale, whether opened or unopened, which are used or held in reserve or ordered fo'r future use in connection with the operation of the Business and which are located at the SSPC Owned Properties, the Pink Shell or Safety Harbor or which are owned by SSRC (wherever located) at normal operating levels, and including all resupplies and reiDlacemenL-s in the Ordinary Cou--se of 'Rusiness prior to the Closing Date (the "Consumables'l);



(e)	All chi-na, glassware, silverware; linens;
uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all other materials and supplies, whether in use or held in reserve or ordered 'Lor 'Luture use in connection with the operation of the Business and located at the SSPC Owned Properties, the Pink Shell or Safety Harbor or which are owned by SSRC (wherever located) at no=al operating levels, and including all resupplies, substitutions and replacements in the Ordinary Course of Business prior to the Closing Date (the "Sur)ply inventories");



(f)	All guaranteed lease agreements, rental
agreements and other similar agreements between any Seller and owners of individual condominium units or Drivate residences for the shortterm rental of such units or residences by such Seller to third



49

Darties on behalf of such owners at Sundial and Sanibel Inn
(the
,,Condominium Lease Agreements,,);



(g)	All memberships and membership agreements for
access to or the use of any of the facilities at any Property, the Pink Shell or Safety Harbor (the
"Memberships,,);



(h)	All bookings and reservations for (i) guest
rooms and conference, convention and banquet rooms or other facilities at the Properties, the Pink Shell and Safety Harbor, and (ii) the condominium units or private residences under Condominium Lease Agreements (the "Reservations");



(i)	The leases, subleases and similar agreements
(including all amendments, modi@Lications and supplements thereto and guaranties, extensions and renewals thereof5 listed on Schedule 1.2(i) for the use or occupancy by third parties of any portion of the Real Property (other than the Reservations)(the "Tenant Leases''),-



(j)	The leases, subleases and similar agreements
(including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) listed on Schedule 1.2(i) for the use or occupancy by Sellers of real property (the "Seller Leases,,);



(k) The management agreements listed on Schedule
1.2(l) (the "Management Agreements");



(1)	All service and maintenance contracts, credit
card service agreements, booking and reservation agreements, brokerage and commission agreements, and all other contracts and agreements (including all amendments, modifications and suDDlements thereto and extensions and renewals thereof, and all warranties and guaranties thereunder to the extent transferable) which are held by any Seller in connection with the Business or operation of the Properties, the Pink Shell or Safety Harbor, other than the Condominium Lease Agreements, Memberships, Seller Leases, Tenant Leases, Management Agreements and Equipment Leases (the "Operating Agreements");



(m)	All leases and purchase money security
agreements .Lor any Fixtures and Tangible Personal Property
(including all amendments, modifications and supplements thereto and extension and renewals thereof, and all warranties and guaranties thereunder to the extent transferable) which are held by any Seller i-n connection with the Business or overation of the Properties, the Pink
Shell or Sa@Lety Harbor, other than the Condominium Lease
Agreements, Memberships, Seller Leases, Tenant Leases,
Management Agreements and OperaL--ing Agreements (the
"Equipment Leases");



5 0

(n)	All licenses, De--mits, consents,
authorizations, approvals and certi-Lcicates of any Governmental Authority used in connection with the Business or operation of the Properties, the Pink Shell or Safety
Harbor (to t@e extent the same are transferable) (the
"Permits");



(o)	All of the following owned by, issued to or
licensed to any Seller and used in connection with the Business or operation of the Properties, the Pink Shell or Safety Harbor (to the extent the same are transferable) : (i) trademarks, trade names (including, without limitation, the names of the Properties set forth in the recitals to this Agreement), service marks, trade dress, symbols and logos, together w@-th all goodwill associated therewith, and all registrations, applications, renewals, adaptations, derivations and combinations thereof; (ii-) copyrights an@ covyrightable works and all registration, applications and renewals therefor; (iii) trade secrets and confidential information (including, without limitation, ideas, drawings, specifications designs, plans, proposals, financial and accounting data, business and marketing plans) ; (iv) computer software; (v) all other intellectual property rights; and (vi) all copies and tangible embodiments of the foregoing (in whatever .Lorm or medium) (the "Intellectual Property");



(p)	All guest lists, customer files, group files,
sales records, sales literature and brochures and other written marketing materials, and all telephone numbers used in the Business or operation of the ProDerties, the P@-nk Shell and Safety Harbor, and all goodwill associated with the Properties and the SHMC Lease (the "Cus-Lomer and Marketing Information");



(q)	All books and records, ledgers,
correspondence and other @Liles and documents maintained by or on behalf of Sellers in connection with the Business or operation of the Properties, L-he Pink Shell and Safety
Harbor (the "Books and Recordsil) ;



(r)	All blueprints, plans and specifications,
engineering and environmental reports and studies relating to the Real Pro-oerty, to the exten-L the same exist and are transferable, (the "Property Reports");



(s)	Subject to Section 12.1(i) hereof, all trade
accounts receivable, notes receivable and other receivables (the "Accounts Receivable"), and all claims, deposits, refunds, causes of acti-on, rights o@L --econvey, ri-ghts ol- @ setoff, rights of recou-Dment and investments, and -prepaid expenses in connection with the Business or onerati-on or-t@e Properties, the Pink Shell and the SafeL--y Harbor.-



(t) All cash in house banks at the Properties, the Pink Shell and aL-- Safety Harbor;



(u)	The Sa-Fety Harbor Ground Lease;

51

(v)	The Pink Shell FF&E Purchase Agreement;
provided, however, that the payment of the Pink Shell @rF&E
Considerati-on shall remai-n the liability of Sellers;



(w)	The Pink Shell Management Agreement;

(x)	The Pink Shell Lease; and

(y)	The Vacation Planning Center Lease.
"Purchase Price" has the meaning set forth in
Section
3.1	of this Agreement.



"Purchaser" has the meaning set forth in the first paragraph of this Agreement.



e
e
s
"
h
a
v
e

"Purchaser Indemniteell and "Purchaser Indemnit

the meaning set forth in Section 11.3 of this Agreement.



"Real ProDerL-vll has the meaning set forth in clause (b) of the defi action of Purchased Assets.



"Reservations" has the meaning set forth in clause (h) of the definition of Purchased Assets.



"Safetv Harbor" has the meaning set forth in Recital B to this Agreement.



"Safetv Harbor Ground Lease" means that certain
Lease Agreement, dated June 14, 1995, between Safety Harbor
Spa & Fitness Center, Inc., a Florida corporation, as landlord, and S-HMC, as tenant, with respect to Safety
Harbor, as amended by that certain First Lease A-mendment, dated January 29, 1997.



"Sanibel Inn" has the meaning set forthlin Recital A to this Agreement.



"Seaside" has the meaning set forth in Recital A to this Agreement.



"SEC Laws" means The Securities Act of 1933, as amended, The Securi-ties Exchange Act of 1934, as amended,other federal and state laws advlicable to securities.



and all



"Seller Leases" has the meaning set forth in clause (j) of the definition of Purchased Assets.



"Seller Indemniteell-and "Seller Indemnitees" have the meaning set forth in Section 11.2 of this Agreement.



"Settlement Statement" has the meaning set forth in
Section 12.2 of this Agreement.



52

"SHMC" has the meaning set forth in the first idaragraph of this Agreement.



IISS&CPII has the meaning set forth in Recital F of this



Agreement.

IISSEIII has the meaning set forth in L--he first paragraoh of this Agreement.



IISSPCII has the meaning set forth in the first paragraph of this Agreement.



IISSPC Owned Pro-oerty" and IISSPC Owned Pror)erties" have the meaning set forl--h in Recital A to this Agreement.



IISSPC Renorts" has the meaning set forth in Section 5.6 of this Agreement.



IISSRC" has the meaning set forth in the first paragraph of this Agreement.



IISSRLP" has the meaning set forth in Recital F of this



Agreement.
"Sundial,, has the meaning set forl-h in Recital A to this Agreement.


"SunDly Inventories" has the meaning set forth in clause (e) of the definition of Purchased Assets.



"Taxes" means any federal, state, local or foreign
Income, gross receipts, license, Dayroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, @Lranchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, room, occupancy, beach renourishment, vault, transfer, registration, ad valorem, betterment assessments, value added, alternative or add-on minimum, estimated or other tax, charges or fees of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to such tax liability of any other person.



"Tenant Leases" has the meaning set forth in clause (i) of the defii-iition of Purchased Assets.



Time o'L Closing" has the meaning set forth in
Section
9.1	of this Agreement.



"Title Commi-Lments" has -Lhe meaning set forth in
Section 441(d) of this Agreement.



53

"Title Comnany" means First American Title Insurance
ComDany, Washington, D.C.



"Title Policies" has the meaning set forth in Sectic)n
4.1(d) o'L this Agreement.



"Transferred Emnloyees" has the meaning set forth in
Section 8.3(c) of this Agreement.



"Vacation Plannincr Center Lease" means the Lease
Agreement, dated May 24, 1994, between Health Park Medical
Pla'za One Associates, Ltd., as landlord, and SSRC, as tenant, and the unexecuted Lease Agreement, dated February
14, 1995, between Lee Health Ventures, Inc., as landlord, and
SSRC, as tenant.



"Welfare Plans" has the meaning set forth in Section
5.13(a) of this Agreement.



54